Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors
OPAL Fuels Inc.
White Plains, NY

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of OPAL Fuels Inc. (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, changes in members’(deficit) equity, and cash flows for each of the three years in the period ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Restatement of 2020 and 2019 Consolidated Financial Statements

As discussed in Note 2 to the consolidated financial statements, the accompanying consolidated financial statements as of December 31, 2020 and for each of the two years in the period ended December 31, 2020 have been restated to correct a misstatement.

Related Parties

As discussed in Note 10 “Related Parties” to the consolidated financial statements, OPAL Fuels Inc. and its subsidiaries have entered into significant transactions with Fortistar, LLC, which is a related party. Our opinion is not modified with respect to this matter.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2016.

Stamford, CT

April 15, 2022, except for the effects of the recapitalization described in Note 1, as to which the date is November 17, 2022

OPAL FUELS INC.

SMRH:4873-5641-9391.2	-1-

CONSOLIDATED BALANCE SHEETS
(In thousands of dollars except per unit data)

	As of December 31,
	2021(1)	2020
		(Restated) (1)(2)
Assets
Current assets:
Cash and cash equivalents (includes $1,991 and $5,088 at December 31, 2021 and December 31, 2020, respectively, related to consolidated VIEs)	$39,314	$12,823
Accounts receivable, net (includes $40 and $— at December 31, 2021 and December 31, 2020, respectively, related to consolidated VIEs)	25,391	22,002
Fuel tax credits receivable	2,393	2,276
Contract assets	8,484	5,524
Parts inventory	5,143	4,244
Environmental credits held for sale	386	545
Prepaid expense and other current assets (includes $113 and $— at December 31, 2021 and December 31, 2020, respectively, related to consolidated VIEs)	5,482	2,981
Derivative financial asset, current portion	382	810
Total current assets	86,975	51,205
Capital spares	3,025	3,014
Property, plant, and equipment, net (includes $27,359 and $18,834 at December 31, 2021 and December 31, 2020, respectively, related to consolidated VIEs)	169,770	79,492
Investment in other entities	47,150	25,573
Note receivable	9,200	—
Note receivable - variable fee component	1,656	—
Deferred financing costs	2,370	—
Other long-term asset	489	—
Intangible assets, net	2,861	3,437
Derivative financial asset, non-current portion	—	719
Restricted cash (includes $1,163 and $2,199 at December 31, 2021 and December 31, 2020, respectively, related to consolidated VIEs)	2,740	2,565
Goodwill	54,608	3,453
Total assets	$380,844	$169,458
Liabilities, Redeemable Preferred Units, and Members’ Equity
Current liabilities:
Accounts payable (includes $544 and $864 at December 31, 2021 and December 31, 2020, respectively, related to consolidated VIEs)	$12,581	$8,683
Accounts payable, related party	166	1,579
Fuel tax credits payable	1,978	1,945
Accrued payroll	7,652	2,781
Accrued capital expenses (includes $1,722$— and $3,300 at December 31, 2021 and December 31, 2020, respectively, related to consolidated VIEs)	5,517	3,300
Accrued expenses and other current liabilities (includes $0 and $776 at December 31, 2021 and December 31, 2020, respectively related to consolidated VIEs)	7,220	7,323

SMRH:4873-5641-9391.2	-2-

Contract liabilities	9,785	4,678
Liability under power sales agreement, current portion	—	260
Senior secured credit facility – term loan, current portion	73,145	4,900
Senior secured credit facility – working capital facility, current portion	7,500	5,182
OPAL term loan, current portion	13,425	—
Sunoma loan, current portion (includes $756 and $— at December 31, 2021 and December 31, 2020, respectively, related to consolidated VIEs)	756	—
Municipality loan, current portion	194	194
Derivative financial liability, current portion	992	1,689
Other current liabilities	374	—
Asset retirement obligation, current portion	831	348
Total current liabilities	142,116	42,862
Asset retirement obligation, non-current portion	4,907	4,537
TruStar revolver credit facility	—	10,000
Senior secured credit facility – term loan, net of debt issuance costs	—	72,256
Senior secured credit facility – working capital facility	—	7,500
OPAL term loan	59,090	—
Convertible note payable	58,710	—
Municipality loan	84	278
Sunoma loan, net of debt issuance costs (includes $16,199 and $470 at December 31, 2021 and December 31, 2020, respectively, related to consolidated VIEs)	16,199	470
Other long-term liabilities	4,781	—
Derivative financial liability, non-current portion	—	1,096
Total liabilities	285,887	138,999
Commitments and contingencies (Note 20)
Redeemable preferred non-controlling interests	30,210	—
Redeemable non-controlling interests	63,545	23,760
Stockholders’ equity (1)
Class D common stock, $0.0001 par value, 154,309,729 shares authorized as of September 30, 2022; 144,399,037 issued and outstanding at December 31, 2021 and 2020	14	14
Retained earnings	—	—
Total Stockholders’ equity attributable to the Company	14	14
Non-controlling interest in subsidiaries	1,188	6,685
Total stockholders’ equity	1,202	6,699
Total liabilities, Redeemable preferred, Redeemable non-controlling interests and Stockholders’ equity	$380,844	$169,458

(1)	Retroactively restated for the reverse recapitalization upon completion of Business Combination as described in Note 1.
(2)	As described in Note 2, Restatement of financial statements to these consolidated financial statements, we have restated the consolidated financial statements for the years ended December 31, 2020 and 2019.

The accompanying notes are an integral part of these consolidated financial statements.

SMRH:4873-5641-9391.2	-3-

OPAL FUELS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of dollars except per unit data)

	Fiscal Years Ended
	December 31,
	2021	2020	2019
		(Restated)(1)	(Restated)(1)
Revenues:
RNG fuel	$70,360	$11,545	$8,977
Renewable power	45,324	51,250	55,682
Fuel station service	50,440	54,911	55,043
Total revenues, net	166,124	117,706	119,702
Operating expenses:
Cost of sales – RNG fuel	41,075	7,376	5,156
Cost of sales – Renewable power	31,152	37,755	38,714
Cost of sales – Fuel station service	42,838	45,037	47,102
Selling, general, and administrative	29,380	20,474	17,795
Depreciation, amortization, and accretion	10,653	8,338	8,031
Impairment of assets	—	17,689	—
Gain on termination of PPA	—	(1,292)	—
Loss on sale/disposal of assets	—	165	(2,051)
Total expenses	155,098	135,542	114,747
Operating income (loss)	11,026	(17,836)	4,955
Other income (expenses):
Interest and financing expense, net	(7,467)	(6,655)	(8,026)
Realized and unrealized gain (loss) on derivative financial instruments, net	99	(2,197)	(1,691)
Gain on acquisition of equity method investment	19,818	—	—
Gain on deconsolidation of VIEs	15,025	—	—
Gain on PPP loan forgiveness	—	1,792	—
Income (loss) from equity method investments	2,268	(475)	(487)
Net income (loss)	40,769	(25,371)	(5,249)
Paid-in-kind preferred dividends	210	—	—
Net loss attributable to non-controlling interests	(804)	(13)	—
Net income (loss) attributable to Redeemable non-controlling interests (2)	$41,363	$(25,358)	$(5,249)

(1)	As described in Note 2, Restatement of financial statements to these consolidated financial statements, we have restated the consolidated financial statements for the years ended December 31, 2020 and 2019.
(2)	Retroactively restated for the reverse recapitalization upon completion of Business Combination as described in Note 1. Net income (loss) per share information has not been presented for the years ended December 31, 2021, 2020 and 2019 as there are no common shares outstanding upon retroactive restatement resulting from Business Combination as described in Note 1.

The accompanying notes are an integral part of these consolidated financial statements.

SMRH:4873-5641-9391.2	-4-

OPAL FUELS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE NON-CONTROLLING INTEREST, REDEEMABLE PREFERRED NON-CONTROLLING INTEREST AND STOCKHOLDERS’ (DEFICIT) EQUITY
(In thousands of U.S. dollars, except per unit data)

	Legacy Common Units		Class D common stock		Retained	Non-redeemable non-controlling	Total Stockholders’	Redeemable preferred non-controlling	Redeemable non-controlling
	Units	Amount	Shares	Amount	earnings	interests	Equity (1)	interests (1)	interests (1)
December 31, 2018, as previously reported	986	$(7,418)	—	$—	$2,133	$—	$(5,285)	$—	$—
Adjustments (1)	—	—	—	—	3,078	—	3,078	—	—
As restated	986	(7,418)	—	—	5,211	—	(2,207)	—	—
Retroactive application of recapitalization (2)	(986)	7,418	142,377,450	14	(5,211)	—	2,221	—	(2,221)
December 31, 2018, as adjusted	—	—	142,377,450	14	—	—	14	—	(2,221)
Net loss	—	—	—	—	—	—	—	—	(5,249)
Contributions from redeemable non-controlling interests	—	—	—	—	—	—	—	—	30,057
Distributions to redeemable non-controlling interests	—	—	—	—	—	—	—	—	(404)
Stock-based compensation	—	—	—	—	—	—	—	—	315
December 31, 2019	—	—	142,377,450	14	—	—	14	—	22,498
Net loss	—	—	—	—	—	(13)	(13)	—	(25,358)

SMRH:4873-5641-9391.2	-5-

Issuance of non-redeemable non-controlling interest	—	—	—	—	—	6,698	6,698	—	1,834
Contributions from redeemable non-controlling interests	—	—	—	—	—	—	—	—	15,128
Distributions to redeemable non-controlling interests	—	—	—	—	—	—	—	—	(852)
Stock-based compensation	—	—	—	—	—	—	—	—	510
Assignment of related party loan and line of credit	—	—	—	—	—	—	—	—	10,000
December 31, 2020	—	—	142,377,450	14	—	6,685	6,699	—	23,760
Net loss	—	—	—	—	—	(804)	(804)	—	41,573
Issuance of non-redeemable non-controlling interest	—	—	—	—	—	56,231	56,231	—	3,158
Issuance to Redeemable preferred non-controlling interest	—	—	—	—	—	(29,913)	(29,913)	30,000	(87)
Acquisition of non-controlling interest (3)	—	—	—	—	—	(332)	(332)	—	(9,124)
Contributions from redeemable non-controlling interests	—	—	—	—	—	—	—	—	7,531
Distributions to redeemable non-controlling interests							—	—	(3,695)

SMRH:4873-5641-9391.2	-6-

Deconsolidation of entities (4)	—	—	—	—	—	(30,679)	(30,679)	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	639
Paid-in-kind preferred dividends	—	—	—	—	—	—	—	210	(210)
December 31, 2021	—	$—	142,377,450	$14	$—	$1,188	$1,202	$30,210	$63,545

(1)	As described in Note 2, Restatement of financial statements to these consolidated financial statements, we have restated the consolidated financial statements for the years ended December 31, 2020 and 2019.

(2)	Retroactively restated for the reverse recapitalization upon completion of Business Combination as described in Note 1.

(3)
As of December 31, 2021, two of our RNG facilities, Pine Bend and Noble Road ( defined below) were deconsolidated and accounted for under equity method as per ASC 323. Please refer to Note 6, Investment in Other Entities and Note 17, Variable Interest Entities for additional information.

(4)
On November 29, 2021, the Company issued 300,000 redeemable preferred units to Hillman RNG Investments LLC (“Hillman”) in exchange for its contributions as non-controlling interests in four RNG facilities. Please see Note 1, Description of Business for additional information.

OPAL FUELS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of dollars)

	December 31,
	2021	2020	2019
		(Restated)(1)	(Restated)(1)
Cash flows from operations:
Net income (loss)	$40,769	$(25,371)	$(5,249)
Adjustments to reconcile Net income (loss) to net cash provided by operating activities:
(Income) loss from equity method investments	(2,268)	475	487
(Recovery) provision for bad debts	—	(600)	600
Provision for inventory obsolescence	—	58	(30)
Depreciation and amortization	10,078	8,150	7,854
Amortization of deferred financing costs	1,085	877	820
Amortization of PPA liability	(260)	(295)	(294)
Accretion expense related to asset retirement obligations	575	188	177
Stock-based compensation	639	510	315
Paid-in-kind interest income	(406)	—	—
Paid-in-kind interest expense	3,300	—	—
Unrealized (gain) loss on derivative financial instruments	(645)	2,226	2,249

SMRH:4873-5641-9391.2	-7-

Gain on acquisition of equity method investment	(19,818)	—	44
Gain on deconsolidation of VIEs	(15,025)	—	—
Write-off of capitalized development costs	—	84	—
Loss (gain) on sale/disposal of assets	—	165	(2,052)
Gain on termination of PPA	—	(1,292)	—
Gain on PPP loan forgiveness	—	(1,792)	—
Impairment of assets	—	17,689	—
Noncash transfer of equipment to construction expense	—	—	262
Change in operating assets and liabilities:
Accounts receivable	(2,944)	(1,169)	10,651
Fuel tax credits receivable	(117)	2,642	(4,917)
Capital spares	155	27	197
Parts inventory	(899)	(513)	(702)
Environmental credits held for sale	159	(545)	—
Prepaid expense and other current assets	(2,928)	(896)	36
Contract assets	(2,960)	548	(350)
Accounts payable	2,559	744	(6,160)
Accounts payable, related party	(1,413)	(1,207)	(505)
Fuel tax credits payable	33	(1,717)	3,662
Accrued payroll	4,864	986	(359)
Other liabilities – current and non-current	699	—	(712)
Accrued expense and other current liabilities	(1,483)	138	—
Contract liabilities	5,107	2,177	(1,686)
Net cash provided by operating activities	18,856	2,287	4,338
Cash flows from investing activities:
Purchase of property, plant, and equipment	(89,646)	(24,940)	(5,469)
Purchase of intellectual property	—	—	(43)
Purchase of capital spares	—	(50)	(128)
Cash paid for investment in other entity	(1,570)	—	(27,791)
Purchase of note receivable	(10,450)	—	—

OPAL FUELS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
(In thousands of dollars)

SMRH:4873-5641-9391.2	-8-

	December 31,
	2021	2020	2019
		(Restated)(1)	(Restated)(1)
Cash acquired from business acquisition	1,975	—	—
Deconsolidation of VIEs, net of cash	(21,208)	—	—
Proceeds from termination of PPA	—	1,850	—
Proceeds from disposal of plant and equipment	—	109	3,179
Distributions received from equity method investment	3,695	852	404
Net cash used in investing activities	(117,204)	(22,179)	(29,848)
Cash flows from financing activities:
Proceeds from line of credit – affiliate	—	—	3,000
Proceeds from line of credit	—	5,200	1,300
Repayment of line of credit	—	(500)	(1,200)
Proceeds from OPAL term loan	75,000	—	—
Proceeds from Sunoma loan	15,679	—	—
Proceeds from notes payable and long-term debt, net	—	674	—
Financing costs paid to other third parties	(3,607)	(221)	—
Repayment of Senior secured facility – term loan	(4,901)	(8,106)	(7,906)
Repayment of Senior secured facility – working capital facility	(5,182)	—	—
Repayment of Municipality loan	(194)	(194)	(194)
Repayment of Trustar revolver facility	(10,000)	—	—
Proceeds from PPP loan	—	1,792	—
Acquisition of non-controlling interest	(5,000)	—	—
Proceeds from sale of non-controlling interest	21,579	8,532	—
Contributions from non-controlling interest	7,804	—	—
Proceeds from sale of non-controlling interest, related party	16,639	—	—
Contributions from non-controlling interest, related party	13,361	—	—
Distributions to member	(3,695)	(852)	(404)
Contributions from member	7,531	15,128	30,057
Net cash provided by financing activities	125,014	21,453	24,653
Net increase in cash, cash equivalents, and restricted cash	26,666	1,561	(857)
Cash, cash equivalents, and restricted cash, beginning of year	15,388	13,827	14,684
Cash, cash equivalents, and restricted cash, end of year	$42,054	$15,388	$13,827
Supplemental disclosure of cash flow information:
Interest paid, net of $756 and $0 capitalized, respectively	$4,339	$6,243	$4,622
Noncash investing and financing activities
Fair value of contingent consideration to redeem the non- controlling interest included in other long-term liabilities	$4,456	$—	$—
Paid-in-kind dividend on redeemable preferred units	$210	$—	$—
Issuance of notes payable related to business acquisition, excluding paid-in-kind interest	$55,410	$—	$—
Accrual for purchase of Property, plant and equipment included in Accrued capital expenses and Accounts Payable	$6,205	$3,300	$—
Accrual for deferred financing costs included in Accrued expenses and other current liabilities	$1,379	$—	$—
Assignment of debt to Parent Company	$—	$10,000	$—

SMRH:4873-5641-9391.2	-9-

(1)
As described in Note 2, Restatement of financial statements to these consolidated financial statements, we have restated the consolidated financial statements for the years ended December 31, 2020 and 2019.

The accompanying notes are an integral part of these consolidated financial statements.

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

1. Description of Business

OPAL Fuels Inc. (including its subsidiaries, (the “Company”) is engaged in the business of producing and distributing renewable natural gas (“RNG”) to power transportation throughout the United States. The Company owns RNG production facilities that are in operation, under construction, and in late-stage development. OPAL Fuels Inc. also constructs, owns and services fueling stations that dispense RNG and compressed natural gas (“CNG”) for vehicle fleets across the country that use RNG and CNG to displace diesel as their transportation fuel. RNG is derived from landfill gas (“LFG”) and dairy digester gas. In addition, the Company owns LFG fueled power plants that sell renewable electricity to public utilities. The Company is a wholly owned subsidiary of OPAL HoldCo LLC (the “Parent”) which, in turn, is an indirect subsidiary of Fortistar LLC (the “Ultimate Parent”).

On May 1, 2021, we completed the acquisition Beacon Acquisition of Beacon RNG LLC (“Beacon”). Beacon extracts and converts methane gas to RNG from two landfills located in western Pennsylvania and sells the extracted gas to public utilities and separately monetizes environmental attributes through sales to third parties. Prior to the acquisition, the Company accounted for its 44.3% interest in Beacon as an equity method investment as the Company had the ability to exercise significant influence, but not control, over the operating and financial policies of Beacon’s operations. See Note 5 Acquisition, for more information.

On November 29, 2021, the Company amended its limited liability agreement (“LLCA”) which converted the outstanding membership interests into 986 common units. Therefore, the earnings per unit has been presented retrospectively for all periods presented in the consolidated financial statements. See Note 3, Summary of Significant Accounting Policies, for additional information.

Hillman RNG Investments LLC (“Hillman”), an affiliate of the Ultimate Parent, made a combined $30,000 of capital contributions from August to November 2021 in four individual RNG projects that the Company is developing and constructing. On November 29, 2021, the Company entered into an exchange agreement with Hillman whereby Hillman exchanged its ownership interests in the four RNG projects of $30,000 into 300,000 series A-1 preferred units at par value of $100 per unit and 1.4% of the common units in the Company. See Note 3, Summary of Significant Accounting Policies, and Note 18 Redeemable Preferred Units and Equity, for additional information.

On November 29, 2021, we signed two agreements with NextEra Energy (“NextEra”). NextEra agreed to invest up to $100,000 in Series A preferred units of the Company. The Company is allowed to draw down the $100,000 in whole or in increments until June 30, 2022. The Company did not issue any preferred units as of December 31, 2021. Additionally, the Company also entered into a purchase and sale agreement with NextEra for the environmental attributes generated by the RNG Fuels business. Under this agreement, the Company will sell a minimum of 90% of the environmental attributes generated and will receive net proceeds based on the ultimate sale price to a third party less a specified discount. A specified volume of environmental attributes sold per quarter will incur a small fee per environmental attribute in addition to the specified discount. The agreement is effective beginning first quarter of 2022.

On December 2, 2021, the Company signed a business combination agreement (“BCA”) with ArcLight Clean Transition Corp. II, a NASDAQ publicly traded special purpose acquisition company. The business combination agreement values OPAL at an enterprise value of $1.75 billion. Upon closing, the Company is expected to be listed on the NASDAQ exchange under the ticker symbol “OPL”. The transaction includes a $125,000 fully committed common stock PIPE (private investment in public equity) at $10.00 per share anchored by a $25,000 investment by NextEra.

On December 10, 2021, the Company entered into a settlement agreement with the landfill owner of one of the Company’s RNG projects involving the timing of RIN royalty payments amounting to $10,951 as of October 31,

SMRH:4873-5641-9391.2	-10-

2021. As part of this agreement, the Company agreed to pay the accrued and outstanding balance of royalty payments of $10,951 to the landfill owners and the landfill owner reimbursed the Company $6,253 as a reimbursement towards costs the Company previously incurred to purchase equipment at the landfill site. The Company recorded $4,740 as

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

1. Description of Business (cont.)

a reduction of the Property, plant and equipment which represents the net book value of the equipment and $1,513 as a reduction of Selling, general and administrative expenses in the consolidated statement of operations for the year ended December 31, 2021. In addition, a new gas rights agreement was negotiated which is not subordinated to any debt service and under which RIN royalty payments would be made on a monthly basis going forward. As part of the settlement, the Company and GFL Renewables LLC have also entered into a new 50/50 joint venture through the formation of Emerald RNG LLC and Sapphire RNG LLC and this joint venture is planning to convert an existing electric facility into an RNG facility. and build a new RNG facility, respectively.

COVID-19 Impact

In March 2020, the World Health Organization categorized the Coronavirus Disease 2019 (“COVID-19”) as a pandemic and the President of the United States declared the COVID-19 outbreak as a national emergency. Management considered the impact of COVID-19 on the assumptions and estimates used and determined that, because the Company was deemed to be an essential business by the U.S. government and incurred neither layoffs of personnel nor a decline in its customer base or business operations, there was no material adverse impact on the Company’s statement of position and result of operations as of, and for the year ended December 31, 2021.

On March 27, 2020, the “Coronavirus Aid, Relief, and Economic Security (CARES) Act” was signed into law. The CARES Act appropriated funds for the Small Business Administration Paycheck Protection Program (“PPP”) loans that are forgivable in certain situations to promote continued employment. In May 2020, the Company received a loan of $1,792 under the PPP. At the time the Company applied for this loan, there was considerable uncertainty as to the impact of the pandemic on the Company’s operations as well as the U.S. economy in general. The full amount of this PPP loan was forgiven in November 2020. As of December 31, 2021, no amounts were outstanding.

The future impact of the COVID-19 pandemic on the Company’s business will depend on a number of factors, including, but not limited to, the duration and severity of the pandemic and its impact on our customers, all of which are uncertain and cannot be predicted. As of the date of issuance of these consolidated financial statements, the extent to which the COVID-19 pandemic may impact the Company’s financial condition, liquidity, or results of operations is uncertain.

Liquidity and Capital Resources

In August 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. Under the new standard, management must evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. This evaluation initially does not take into consideration the potential mitigating effect of management’s plans that have not been fully implemented as of the date the financial statements are issued. When substantial doubt exists under this methodology, management evaluates whether the mitigating effect of its plans sufficiently alleviates substantial doubt about the Company’s ability to continue as a going concern. The mitigating effect of management’s plans, however, is only considered if both (1) it is probable that the plans will be effectively implemented within one year after the date that the financial statements are issued, and (2) it is probable that the plans, when implemented, will mitigate the relevant conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. Generally, to be considered probable of being effectively implemented, the plans must have been approved before the date that the financial statements are issued.

SMRH:4873-5641-9391.2	-11-

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

1. Description of Business (cont.)

In performing the first step of this assessment, we concluded that the following conditions raise substantial doubt about our ability to meet our financial obligations as they come due within one year after the date that the financial statements are issued.

●	We have history of net losses from our operations excluding certain non-cash gains related to the Beacon step acquisition and deconsolidation of VIEs. We have retained earnings of $15,967 as of December 31, 2021 and cash provided by operating activities of $18,856 for the year ended December 31, 2021.

●	Our cash balance as of December 31, 2021 was $42,054, out of which $2,740 is restricted.

●	We have $94,988 of our outstanding debt excluding interest repayment due on Sunoma loan coming due in 2022 which is reflected in our working capital deficit of $55,141.

●	We also considered our projected capital expenditures to fund our growth plans.

In performing the second step of this assessment, we are required to evaluate whether our plans to mitigate the above conditions alleviate the substantial doubt about our ability to meet our obligations as they become due within one year after the date of financial statements are issued. We list below our plans to alleviate the substantial doubt

(1)	An existing below-market contract for the sale of environmental credits generated by Beacon RNG LLC ended in August 2020. In addition, in May 2021, we acquired the remaining interests in Beacon RNG LLC by issuing a $50,000 convertible note to our joint venture partner. Beginning in 2022 and beyond, we anticipate a significant increase in revenues and resulting cash flows from operating activities from the operation of this facility.

(1)	We have closed on a delayed draw term loan, OPAL term loan for an aggregate amount of $125,000 with a syndicate of lenders, led by Bank of America as book runner and agent. $90,000 was available at closing and the remaining $35,000 becomes available in third quarter of 2022 as three more facilities become operational. Pursuant to the closing of the facility, we drew down $75,000 in October 2021 and an additional $15,000 in February, 2022. The three RNG facilities are expected to be operational by July 2022 at which time we will have remaining $35,000 available for us to draw from this term loan.

●	We have closed a preferred equity investment of $100,000 with NextEra. The $100,000 is available for us at our discretion to be drawn in $10,000 minimum increments through June 30, 2022. We have drawn $25.0 million under this capital raise in March 2022.

●	We have announced a business combination with ArcLight Clean Transition Corp II, a SPAC that trades on the NASDAQ under the ticker “ACTD”. We expect to raise net proceeds of approximately $391,352, after associated transaction costs, assuming no redemptions and $105,364 assuming maximum redemptions in which maximum 28,698,800 Arclight Clean Transition Corp II Class A ordinary shares are redeemed. Additionally, we raised a PIPE investment of $125,000 which would be available for us upon the closing of the proposed business combination.

●	A significant portion of our projected revenues for 2022 are already under existing fixed contract arrangements.

SMRH:4873-5641-9391.2	-12-

●	We have ability to postpone our uncommitted capital expenditures without significantly impacting our revenue generation capabilities for the upcoming 12 months from the date of the financial statements are issued.

●	We believe that we would be able to pay the debt coming due in 2022 with the availability under the existing facilities together with the cash on hand and cash flows from operations.

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

1. Description of Business (cont.)

We acknowledge that we face a challenging competitive environment and we continue to focus on our overall profitability and manage our extensive growth plans. We believe that the actions taken in 2021 with capital raises, the proposed business combination and significant growth in the projected cash flows from operating activities are probable of occurring and mitigate the substantial doubt raised and we believe we will be able to satisfy our liquidity needs 12 months from the date of the issuance of the financial statements. However, we cannot predict, with certainty, the outcomes of our actions to generate liquidity including consummation of the contemplated business combination. Further, any decrease in demand for our products or our ability to manage our production facilities, could impact our ability to fund our operations and meet the obligations under the existing debt facilities as they come due and meet the debt covenants.

To fuel future growth, we may seek additional capital through equity offerings or debt financings. The amount and timing of our future funding requirements will depend on many factors, including the pace and results of our project development efforts. We may be unable to obtain any such additional financing on acceptable terms or at all. Our ability to access capital when needed is not assured and, if capital is not available when, and in the amounts, needed, we could be required to delay, scale back or abandon some or all of our development programs and other operations, which could materially harm our business, prospects, financial condition, and operating results.

The accompanying consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from uncertainty related to our ability to continue as a going concern.

Business Combination

On July 21, 2022, ArcLight filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which ArcLight was domesticated and continued as a Delaware corporation (the “Domestication”). Pursuant to the Domestication, (i) each outstanding Class B ordinary share, par value $0.0001 per share of ArcLight was automatically converted, on a one-for-one basis, into a Class A ordinary share, par value $0.0001 per share (the “Class A ordinary shares”), of ArcLight; (ii) each issued and outstanding Class A ordinary share (including Class A ordinary shares resulting from the conversion of Class B ordinary shares into Class A ordinary shares) was automatically converted, on a one-for-one basis, into a share of the Company’s Class A common stock, par value $0.0001 per share; (iii) each issued and outstanding whole warrant to purchase Class A ordinary shares of ArcLight automatically converted into a warrant to acquire one share of the Company’s Class A common stock at an exercise price of $11.50 per share (“OPAL Warrant”); and (iv) each issued and outstanding unit of ArcLight that had not been previously separated into the underlying Class A ordinary shares of ArcLight and the underlying warrants of ArcLight upon the request of the holder thereof prior to the Domestication was cancelled and entitled the holder thereof to one share of the Company’s Class A common stock and one-half of one OPAL Warrant.

In connection with consummation of the Business Combination, the events summarized below, among others, occurred:

SMRH:4873-5641-9391.2	-13-

●	OPAL Fuels and its existing members caused OPAL Fuels’ existing limited liability company agreement to be amended and restated and in connection therewith, all of the common units of OPAL Fuels issued and outstanding immediately prior to the closing were re-classified into 144,399,037 Class B common units ( “Class B Units”) of OPAL Fuels. The Company accounts for these Class B units as Redeemable non-controlling interests in its condensed consolidated financial statements. Each Class B unit is paired with 1 non-economic share of Class D common stock issued by the Company.

●	ArcLight (i) contributed to OPAL Fuels $138,850 in cash net of transaction expenses of $9.7 million, representing the sum of cash in the trust account after giving effect to the exercise of redemption rights by any Arclight shareholders plus the aggregate proceeds of the PIPE investment received and (ii) issued to OPAL Fuels 144,399,037 shares of Class D common stock of the Company, par value $0.0001 per share; (ii) issued 11,080,600 shares of the Company’s Class A common stock to the PIPE investors at $10.0 per share, par value $0.0001 per share and (iii) issued 3,059,533 shares of the Company’s Class A common stock to ARCC Beacon LLC (“Ares”);

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

●	OPAL Fuels issued 25,671,390 Class A Units of OPAL Fuels to the Company; and

●	The Company contributed to OPAL Fuels, and OPAL Fuels in turn distributed to pre-closing members of OPAL Fuels, 144,399,037 shares of Class D common stock, par value $0.0001 per share (such shares of Class D common stock do not have any economic value but entitle the holder thereof to five votes per share).

The Business Combination was accounted for as a reverse recapitalization as OPAL Fuels was determined to be the accounting acquirer under Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. OPAL HoldCo held a controlling financial interest in OPAL Fuels prior to the closing date. At transaction close, OPAL HoldCo obtained a controlling financial interest in the Company and indirectly retained control over OPAL Fuels through the Company. OPAL HoldCo did not relinquish control over OPAL Fuels during the transaction, instead it affected a transfer of a controlled subsidiary (i.e., OPAL Fuels) to a newly-controlled subsidiary (i.e., OPAL Fuels Inc) and in exchange for issuing Class A common units of OPAL Fuels for the net assets of the Company. As there was no change in control, OPAL Fuels has been determined to be the accounting acquirer. Under this method of accounting, ArcLight is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the transaction is treated as the equivalent of OPAL Fuels issuing stock for the net assets of ArcLight, accompanied by a recapitalization. The net assets of ArcLight are stated at historical cost, with no goodwill or other intangible assets recorded. Results of operations prior to Business Combination are presented as belonging to OPAL Fuels in future reports of the combined entity. The components of Stockholders’ equity have been retroactively restated reflecting the reverse recapitalization. The name of the Company was retroactively changed from OPAL Fuels LLC to OPAL Fuels Inc.

2. Restatements of Financial Statements

Our consolidated balance sheet as of December 31, 2020, consolidated statements of operations for the years ended December 31, 2020 and 2019, consolidated statements of changes in stockholders’ equity (deficit) as of December 31, 2020, 2019 and 2018 and consolidated statements of cash flows for the years ended December 31, 2020 and 2019 have been restated for certain errors made with regard to accounting for certain commodity swap agreements which the Company entered into in December 2018 and November 2019, recording of certain invoices related to construction in progress in the wrong period and for the gross up of revenue for certain federal and state taxes collected by the Company on behalf of the customer, which the Company subsequently remitted to the government.

Restatement relating to commodity swap contracts

SMRH:4873-5641-9391.2	-14-

In December 2018, the Company signed an amendment to an existing power purchase agreement (“PPA”) which converted the PPA into a swap structure whereby the Company was able to sell the capacity separately and schedule the sale of electricity independent of the PPA. Post the amendment and conversion to a swap, the counterparty agreed to pay the Company the difference between the market price collected from the sale of the electricity and the contract price in the PPA. The contract was expected to be net settled in cash on a monthly basis. Please see Note 12 Derivative Financial Instruments for additional information.

In November 2019, the Company entered into an International Swaps and Derivatives Association(“ISDA”) agreement pursuant to which, the Company entered into a commodity swap contract for a notional quantity of 87,720 MWh at 5MWh per hour for a period of two years — 2020 and 2021 at a fixed contract price of $35.75 per MWh. The swap was expected to be net settled in cash on a monthly basis. Please see Note 12 Derivative Financial Instruments for additional information.

The Company recorded $1,382, $1,129 and nil of realized gain on the above swap arrangements as part of Revenues in its consolidated statements of operations for the years ended December 31, 2020, 2019 and 2018. The Company previously reported this gain as part of Revenues in the Statement of Operations but the gain was not properly disclosed in the notes to the financial statements.

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

2. Restatements of Financial Statements (cont.)

The Company concluded that these two contracts were economic hedges against market price volatility and are considered as derivatives under ASC 815 Derivatives and Hedging, which required the Company to record mark to market unrealized gain (loss) in its consolidated statements of operations and a corresponding asset or liability for the remaining contract period on the consolidated balance sheets as of and for the years ended December 31, 2020, 2019 and 2018.

The Company did not record an unrealized loss of $1,175 and $373 for the years ended December 31, 2020 and 2019 respectively and unrealized gain of $3,078 for the year ended December 31, 2018 in its consolidated statements of operations and a corresponding asset on its consolidated balance sheets of $1,529, $2,705 and $3,078 as of December 31, 2020, 2019 and 2018. Additionally, the Company did not make the relevant footnote disclosures for the swap arrangements in its financial statements for the years ended December 31, 2020 and 2019.

Restatement relating to taxes collected on behalf of customers

The Company collects federal and state taxes on its revenues generated from customers in our RNG Fuel Dispensing segment and remits the same to the government subsequently. The Company concluded that these taxes should be presented on a net basis in Revenues-RNG fuel in its consolidated statements of operations. Therefore, the Company restated its revenues and cost of sales by $1,172 and $460 for the years ended December 31, 2020 and 2019. This adjustment did not have any impact on net loss reported for both the years.

Restatement relating to recording of invoices in the wrong period

The Company recorded certain invoices from the contractor of a construction project in the first quarter of 2021 for which the services were performed in December 2020. The total amount that should have been recorded as part of its Property, plant and equipment as of December 31, 2020 was $3,300 and a corresponding increase in accrued capital expenses. The missing accrual also resulted in incorrect disclosures related to non-controlling interest, supplementary cash flow information and VIEs. This adjustment did not have any impact on net loss reported for the year ended December 31, 2020.

The information in the following tables shows the effect of the restatement on each affected financial statement line item:

CONSOLIDATED BALANCE SHEET

SMRH:4873-5641-9391.2	-15-

	As of December 31, 2020
	As previously
	reported	Adjustment	Restated

Derivative financial asset – current portion	$—	$810	$810
Total current assets	50,395	810	51,205
Derivative financial asset – non-current portion	—	719	719
Property, plant and equipment, net	76,192	3,300	79,492
Total assets	164,629	4,829	169,458
Accrued capital expenses	—	3,300	3,300
Total liabilities	—	3,300	3,300
Retained deficit	(26,925)	1,529	(25,396)
Total stockholders’ equity	28,930	1,529	30,459
Total liabilities and stockholders’ equity	164,629	4,829	169,458

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

2. Restatements of Financial Statements (cont.)

CONSOLIDATED BALANCE SHEET

	As of December 31, 2019
	As previously
	reported	Adjustment	Restated
Derivative financial asset – current portion	$—	$1,001	$1,001
Total current assets	47,951	1,001	48,952

Derivative financial asset – non-current portion	—	1,704	1,704
Total assets	165,713	2,705	168,418

Retained deficit	(2,743)	2,705	(38)
Total stockholders’ equity	19,807	2,705	22,512

Total liabilities and stockholders’ equity	165,713	2,705	168,418

CONSOLIDATED STATEMENT OF OPERATIONS

SMRH:4873-5641-9391.2	-16-

	Fiscal Year Ended December 31, 2020
	As previously
	reported	Adjustment	Restated
Revenues
Renewable power	$52,426	$(1,176)	$51,250

RNG fuel	12,717	(1,172)	$11,545
Total revenues	120,054	(2,348)	117,706

Cost of sales – RNG fuel	8,548	(1,172)	7,376
Total expenses	136,714	(1,172)	135,542

Operating loss	(16,660)	(1,176)	(17,836)
Net loss	(24,195)	(1,176)	(25,371)

CONSOLIDATED STATEMENT OF OPERATIONS

	Fiscal Year Ended December 31, 2019
	As previously
	reported	Adjustment	Restated
Revenues
Renewable power	$56,055	$(373)	$55,682

RNG fuel	9,437	(460)	$8,977
Total revenues	120,535	(833)	119,702

Cost of sales – RNG fuel	5,616	(460)	5,156
Total expenses	115,207	(460)	114,747

Operating income	5,328	(373)	4,955
Net loss	(4,876)	(373)	(5,249)

CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE PREFERRED UNITS AND STOCKHOLDERS’ EQUITY (DEFICIT)

	As of December 31, 2020
	As previously
	reported	Adjustment	Restated
Retained deficit	$(26,925)	$1,529	$(25,396)
Non-controlling interest	6,342	343	6,685

Total equity	28,930	1,529	30,459

SMRH:4873-5641-9391.2	-17-

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

2. Restatements of Financial Statements (cont.)

CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE PREFERRED UNITS AND STOCKHOLDERS’ EQUITY (DEFICIT)

	As of December 31, 2019
	As previously
	reported	Adjustment(1)	Restated
Retained deficit	$(2,743)	$2,705	$(38)
Total equity	19,807	2,705	22,512

(1)	Includes $3,078 adjustment to opening retained earnings as of December 31, 2018.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Fiscal Year Ended December 31, 2020
	As previously
	reported	Adjustment	Restated(1)
Net loss	$(24,195)	$(1,176)	$(25,371)
Adjustments to reconcile net loss to net cash provided by operating activities

Unrealized loss on derivative financial instruments	1,050	1,176	2,226

(1)	Restatement also includes $3,300 included in the Supplementary cash flow information as accrued expenses for purchase of Plant, property and equipment.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Fiscal Year Ended December 31, 2019
	As previously
	reported	Adjustment	Restated
Net loss	$(4,876)	$(373)	$(5,249)
Adjustments to reconcile net loss to net cash provided by operating activities

Unrealized loss on derivative financial instruments	1,876	373	2,249

VIE DISCLOSURE ON THE BALANCE SHEET (in parenthesis)

SMRH:4873-5641-9391.2	-18-

	As of December 31, 2020
	As previously
	reported	Adjustment	Restated
Cash and cash equivalents	$5,088	$—	$5,088
Property, plant, and equipment, net	15,534	3,300	18,834

Restricted cash	2,199	—	2,199
Accounts payable	864	—	864

Accrued expenses and other current liabilities	776	—	776
Accrued capital expenses		3,300	3,300

Sunoma loan	$470	$—	$470

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

3. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The Company was formed in December 2020 as a wholly owned subsidiary of the Parent. On December 31, 2020, the Ultimate Parent and certain of its affiliated entities contributed their ownership interests in the following legal entities to the Company in a common control reorganization: TruStar Energy Holdings LLC (“Trustar”), Fortistar RNG LLC (“Fortistar RNG”), Fortistar Methane 3 Holdings LLC (“FM3 Holding”), Fortistar Methane 3 LLC (“FM3”), Fortistar Contracting LLC ( “Fortistar Contracting”) and Fortistar Methane 4 LLC (“FM4”). The Company accounted for the transfer of ownership interests in accordance with ASC 805-50, Transaction Between Entities Under Common Control. The Company’s receipt of these interests were recognized at the Ultimate Parent’s historical basis of accounting at the date of transfer. For presentation purposes, the consolidated financial statements of the Company have been adjusted to combine the previously separate entities to reflect the transaction as if it had occurred as of the earliest period presented under common control.

These consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and include the accounts of the Company and all other entities in which the Company has a controlling financial interest: FM3 Holding, FM3,FM4, Sunoma Holdings, LLC (“Sunoma”), New River LLC (“New River”), Central Valley LLC (“Central Valley”), Fortistar Contracting, Fortistar RNG, and TruStar. The Company’s consolidated financial statements include the assets and liabilities of these subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. The non-controlling interest attributable to the Company’s variable interest entities (“VIE”) are presented as a separate component from OPAL Fuels Inc. stockholders’ equity in the consolidated balance sheets and as a non-controlling interest in the consolidated statements changes in stockholders’ equity. The Company’s consolidated financial statements reflect the activities of the Company, its subsidiaries, and its equity method investments for the years ended December 31, 2021 and December 31, 2020.

Variable Interest Entities

Our policy is to consolidate all entities that we control by ownership of a majority of the outstanding voting stock. In addition, we consolidate entities that meet the definition of a variable interest entity (“VIE”) for which we are the primary beneficiary. The Company applies the VIE model from ASC 810 when the Company has a variable interest in a legal entity not subject to a scope exception and the entity meets any of the five characteristics of a VIE. The primary beneficiary of a VIE is considered to be the party that both possesses the power to direct the activities of the entity that most significantly impact the entity’s economic performance and has the obligation to absorb losses or the rights to receive benefits of the VIE that could be significant to the VIE. To the extent a VIE is not

SMRH:4873-5641-9391.2	-19-

consolidated, the Company evaluates its interest for application of the equity method of accounting. Equity method investments are included in the consolidated balance sheets as “Investments in other entities.” As of December 31, 2021, the Company held equity interests in five VIEs: Sunoma, GREP BTB Holdings LLC (“GREP”), Emerald RNG LLC (“Emerald”), Sapphire RNG LLC (“Sapphire”) and Central Valley. GREP has been presented as an equity method investment and the remaining four VIEs Sunoma, Emerald, Sapphire and Central Valley are consolidated by the Company. As of December 31, 2021, there was no activity in Emerald and Sapphire. As of December 31, 2020, the Company held equity interests in two VIEs, Sunoma and Pine Bend RNG LLC (“Pine Bend”) both of which were consolidated by the Company. As of December 31, 2019, the Company did not hold interest in a VIE.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

3. Summary of Significant Accounting Policies (cont.)

Emerging Growth Company Status

The JOBS Act permits an emerging growth company (“EGC”) to make an election to adopt new or revised financial accounting standards on either a public company requirement timeframe or private company requirement timeframe during a five year transition period while EGC status remains in effect, and so long as the company has not “opt-out” of the private company option. As a qualified EGC, the Company has elected to adopt financial accounting standards on a private company requirement timeframe.

Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt with Conversion and Other Options and Derivatives and Hedging — Contracts in Entity’s Own Equity which simplified the accounting for convertible instruments. ASU 2020-06 was effective January 1, 2020 for public companies or fiscal years beginning after December 15, 2023 for private companies and those filing under EGC status, with early adoption permitted beginning on January 1, 2021. The Company adopted ASU 2020-06 on January 1, 2021, which did not have a material impact on the consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement, which modified the disclosure requirements on fair value measurements. In January 2017, the FASB issued ASU 2017-04, Intangibles — Goodwill and Other, which simplified the test for goodwill impairment. Neither of these standards have a significant impact on the Company.

In June 2018, the FASB issued ASU 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for share-based payments to non-employees by aligning it with the accounting for share-based payments to employees subject to certain exceptions. ASU 2018-07 expands the scope of ASC Topic 718, Compensation-Stock Compensation (“ASC 718”) to include share-based payment transactions for acquiring goods and services from non-employees. This amendment was effective beginning January 1, 2019 for public companies or January 1, 2020 for private companies and those filing under emerging growth company status, with early adoption permitted. The Company adopted ASU 2018-07 on January 1, 2020, which did not have a material impact on our consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses, with the objective of providing financial statement users information about the credit risk inherent in an entity’s financial statements as well as to explain management’s estimate of expected credit losses and the changes in the allowance for such losses. This standard is not yet effective for the Company.

In February 2016, the FASB issued Leases (Topic 842) requiring lessees to record the assets and liabilities for operating leases on the balance sheet. This standard is effective for fiscal years beginning after December 15, 2020,

SMRH:4873-5641-9391.2	-20-

with early adoption permitted. In April 2020, the FASB voted to defer the effective date for Leases for private companies and certain not-for-profit entities for one year. For companies filing under emerging growth company status and private not-for-profits, the leasing standard will be effective for fiscal years beginning after December 15, 2021. The Company is currently evaluating the impact on its financial statements of adopting this standard.

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less which are readily convertible to cash when purchased. At times, the Company’s cash investments exceed the levels insured by the Federal Deposit Insurance Corporation. The Company has not experienced any loss in such accounts, and it manages this risk by maintaining cash and other highly liquid investments in high quality financial institutions.

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

3. Summary of Significant Accounting Policies (cont.)

Restricted Cash

Restricted cash held as collateral represents the collateral requirements on our debt facilities. Restricted cash held for standby letters of credit represents cash held for letters of credit on the Company’s Credit Program and PPAs.

	December 31,
	2021	2020	2019
Current assets:
Cash and cash equivalents	$39,314	$12,823	$10,855
Long-term assets:
Restricted cash – held as collateral	2,740	2,565	2,972
Total cash, cash equivalents and restricted cash	$42,054	$15,388	$13,827

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable represent amounts due from the sale of RNG, natural gas, gas transportation, construction contracts, service contracts, environmental attributes, electricity, capacity, and LFG. The accounts receivable are the net estimate realizable value between the invoiced accounts receivable and allowance for doubtful accounts. The Company performs ongoing credit evaluations of its customers’ financial condition to determine and estimate the allowance for doubtful accounts. The accounts receivable are the net estimate of the realizable value between the invoiced accounts receivable and allowance for doubtful accounts. The Company performs ongoing credit evaluations of its customers’ financial condition to determine and estimate the allowance for doubtful accounts. The Company’s allowance for doubtful accounts was $0 and $0 at December 31, 2021 and 2020, respectively.

Fuel Tax Credit Receivable/Payable

On December 20, 2019, the President signed the Taxpayer Certainty and Disaster Relief Act of 2019, which temporarily renewed approximately two dozen credits that previously expired or were set to expire at the end of 2019, including the alternative fuel tax credit. This included the alternative fuel tax credit for fiscal 2018 which had not been renewed previously. This legislation was renewed for the years ended December 30, 2021 and 2020.

At December 31, 2021, the Company accrued federal fuel tax credits of $0.50 per gasoline gallon equivalent of CNG that the Company sold as vehicle fuel in 2021. At December 31, 2021 and 2020, fuel tax credits receivable were $2,393 and $2,276, respectively. Under the terms of its fuel sales agreements with certain of its customers, the Company is obligated to share portions of these tax credits. At December 31, 2021 and 2020, the amounts of fuel tax credits owed to customers were $1,978 and $1,945, respectively. The Company recorded its portion of tax credits earned as a reduction to cost of sales — RNG fuel in the consolidated statements of operations.

SMRH:4873-5641-9391.2	-21-

Contract Assets

Contract assets consist primarily of costs and estimated earnings in excess of billings and retainage receivables. Costs and estimated earnings in excess of billings represent unbilled amounts earned and reimbursable under construction contracts and arise when revenues have been recognized but amounts are conditional and have yet to be billed under the terms of the contract. Included in costs and estimated earnings in excess of billings are amounts the Company will collect from customers, changes in contract specifications or design, costs associated with contract change orders in dispute or unapproved as to scope or price, or other customer-related causes of unanticipated contract costs. Amounts become billable according to contract terms, which consider the progress on the contracts as well as achievement of certain milestones and completion of specified units of work. Except for claims, such amounts will be billed over the remaining life of the contract.

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

3. Summary of Significant Accounting Policies (cont.)

Contract Liabilities

Contract liabilities consist of billings in excess of costs and estimated earnings, other deferred construction revenue and general provisions for losses, if any. Billings in excess of costs and estimated earnings represent cash collected from customers and billings to customers in advance of work performed. Such unearned project-related costs will be incurred over the remaining life of the contract.

Parts Inventory

Parts inventory, also referred to as supplies inventory, consists of shop spare parts inventory and construction site parts inventory. Inventory is stated at the lower of cost or net realizable value. The substantial amount of inventory is identified, tracked and treated as finished goods. An annual review of inventory is performed to identify obsolete items. The Company’s inventory reserves were $— and $58 as of December 31, 2021 and 2020, respectively. Cost is determined using the average cost method.

Capital Spares

Capital spares consist primarily of large replacement parts and components for the RNG facilities and power plants. These parts, which are vital to the continued operation of the RNG facilities and power plants and require a substantial lead time to acquire, are maintained on hand for emergency replacement. Capital spares are recorded at cost and expensed when placed into service as part of a routine maintenance project or capitalized when part of a plant improvement project.

Property, Plant, and Equipment, net

Property, plant, and equipment are recorded at cost, except for the portion related to asset retirement obligations, which are recorded at estimated fair value at the time of inception. Direct costs related to the construction of assets and renewals and betterments that materially improve or extend the life of the assets are capitalized. Additionally, any interest expense incurred on any outstanding construction loans such as interest on our Sunoma loan is capitalized to the specific project. Replacements, maintenance, and repairs that do not improve or extend the life of the respective assets are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

SMRH:4873-5641-9391.2	-22-

Plant and equipment	5 – 30 years
CNG/RNG Fueling stations	10 – 20 years
Construction in progress	N/A
Buildings	40 years
Land	N/A
Service equipment	5 – 10 years
Leasehold improvements	Shorter of lease term or useful life
Vehicles	7 years
Office furniture and equipment	5 – 7 years
Computer software	3 years
Other	7 years

When plant and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation or amortization is removed, and a gain or loss is recognized in the consolidated statements of operations.

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

3. Summary of Significant Accounting Policies (cont.)

The Company capitalizes costs related to the development and construction of new projects when there is a significant likelihood that the project will be constructed for its intended use. This is determined based on the attainment of certain milestones, including, but not limited to, the receipt of permits; final negotiation of major contracts including gas rights agreements, gas transportation and EPC contracts. Costs incurred prior to this time are expensed.

Equity-Based Compensation Awards

The Ultimate Parent granted equity-based awards to employees in 2020 and 2019 in the form of residual equity interests (“Profits Interests”) in its ownership in various Company subsidiaries. Compensation costs relating to the Profits Interests are recognized in the consolidated statements of operations using a straight-line expense recognition method over a five-year service vesting period based on the fair value of such awards on the grant date. The fair value of the Profit Interests is determined by using the Black-Scholes valuation model and includes assumptions as to the fair value of the stock price, volatility, the expected term of the awards, a risk-free interest rate, a discount for the lack of marketability, and dividend yield. In valuing the award, judgment is required in determining the expected volatility of the Profit Interests and the expected term of the awards. Expected volatility is based on an average of peer group of public companies and the expected term of the Profit Interests is derived from the Company’s historical experience with similar companies for each of the project investments. While volatility and estimated term are assumptions that do not bear the risk of change subsequent to the grant date of the Profit Interests, these assumptions may be difficult to measure, as they represent future expectations which may change in the future. An offsetting contribution to the Company over the same time period is also recognized. The Company estimated the fair value of the awards on the grant date using an option pricing model. To determine volatility, the Company uses the historical closing values of comparable publicly held companies to estimate volatility. The model also uses other objective and subjective factors, such as the estimated time to an exit event, the risk-free rate, and a discount for the lack of marketability. Forfeitures are recognized when they occur. The awards have no maximum term.

The Profits Interests were restructured in December 2020, at which time the residual equity interests are now based on a portion of the Ultimate Parent’s ownership in the Company, rather than in the Ultimate Parent’s ownership interest in Company subsidiaries. In accordance with ASC 718, since the fair value of the residual interest award immediately following the modification was not greater than the fair value of the residual interest award immediately prior to the modification, the Company did not recognize incremental stock based compensation expense on the date of the modification. The Company estimated the fair value of the awards on the modification date using an option pricing model. There were no changes to the service vesting period or other terms of the awards as a result of this modification.

SMRH:4873-5641-9391.2	-23-

There were no new awards granted during the year ended December 31, 2021.

Major Maintenance

Major maintenance is a component of maintenance expense and encompasses overhauls of internal combustion engines, gas compressors and electrical generators. Major maintenance is expensed as incurred. Major maintenance expense was $5,946, $8,309, and $6,028 in 2021, 2020 and 2019, respectively, and is included in cost of sales — renewable power in the consolidated statements of operations.

Goodwill

Goodwill represents the excess of purchase price of an acquisition over the fair value of net assets acquired in a business combination subject to ASC 805, Business Combinations. Goodwill is not amortized, but the potential impairment of goodwill is assessed at least annually and on an interim basis whenever events or changes in circumstances indicate that the carrying value may not be fully recoverable. Accounting rules require that the Company test at least annually, or more frequently when a triggering event occurs that indicates that the fair value of the reporting unit may be below its carrying amount, for possible goodwill impairment in accordance with the provisions of ASC 350-10. The Company performs its annual test on October 1 of each year.

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

3. Summary of Significant Accounting Policies (cont.)

During 2020, the Company has adopted the provisions of the Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) 2017-04, Intangibles — Goodwill and Other (Topic 350): Testing Goodwill for Impairment. Under this guidance, the Company performed qualitative test for goodwill on Beacon and Trustar for the year ended December 31, 2021. The Company performed quantitative test for Trustar for the year ended December 31, 2020. As a result of these tests, the Company determined that the fair value of its reporting unit exceeded its carrying value and, thus, the Company determined that goodwill was not impaired.

Intangible Assets and Liabilities

Identifiable intangible assets consist of three PPAs, one fueling station contract, one transmission/distribution interconnection, and the cost of intellectual property all of which are amortized using the straight-line method over the underlying applicable contract periods or useful lives which range from five to twenty years.

Identifiable intangible liabilities consist of an RNG gas sales agreement and two PPAs. The RNG gas sales agreement intangible liability was amortized using the straight-line method over an 18-month contract period and was fully amortized as of December 31, 2020. The PPA intangible liabilities are amortized using the straight-line method over their contract life. Amortization related to these intangible liabilities is included in RNG fuel revenue and Renewable power revenue, respectively, in the consolidated statements of operations.

Deferred Financing Costs

Deferred financing costs include bank loan origination and legal fees, and costs directly related to the Company’s financing activities. These costs have been deferred and will be charged to interest expense using the effective interest method over the term of the loan. These costs are presented as a reduction of long-term debt. At December 31, 2021, the Company recorded $2,370 as deferred financing costs related to business combination contemplated by the BCA, which is presented a non-current Deferred financing costs within its consolidated balance sheet.

Shipping and Handling Costs

Shipping and handling costs are expensed as incurred. Shipping and handling costs are included in cost of sales and were $1,431, $1,001, and $1,005 for the years ended December 31, 2021, 2020, and 2019, respectively.

Advertising Costs

SMRH:4873-5641-9391.2	-24-

Advertising costs are expensed as incurred. Advertising costs are accounted for in selling, general and administrative expense and were $455, $528, and $281 for the years ended December 31, 2021, 2020, and 2019, respectively.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are impaired, the impairment to be recognized is measured by the amount that the carrying amounts of the assets exceed the fair value of the assets. Assets disposed of are reported at the lower of the carrying amount or fair value less selling costs. Impairment expense was $0, $17,689, and $0 for the years ended December 31, 2021, 2020, and 2019, respectively, impacting the Renewable Power 3 Portfolio segment.

Fair value is generally determined by considering (i) internally developed discounted cash flows for the asset group, and/or (ii) information available regarding the current market value for such assets. We use our best estimates in making these evaluations and consider various factors, including future pricing and operating costs. However, actual future market prices and project costs could vary from the assumptions used in our estimates and the impact of such variations could be material.

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

3. Summary of Significant Accounting Policies (cont.)

Derivative Instruments

The Company estimates the fair value of its derivative instruments using available market information in accordance with ASC 820 for fair value measurements and disclosures of derivatives. Derivative instruments are measured at their fair value and recorded as either assets or liabilities unless they qualify for an exemption from derivative accounting measurement such as normal purchases and normal sales. All changes in the fair value of recognized derivatives are recognized currently in earnings.

The Company enters into electricity forward sale agreements. Some of these electricity forward sale agreements meet the definition of a derivative but qualify for the normal purchases and normal sales exception from derivative accounting treatment. In accordance with authoritative guidance for derivatives, the Company considers both qualitative and quantitative factors when determining whether a contract qualifies for the normal purchases and normal sales exception. The electricity forward sales agreements were recorded under the normal purchases and normal sales exception and, therefore, fair value adjustments were not required in 2021 and 2020.

The Company enters into commodity swap arrangements as economic hedges against market price volatility of Renewable power sales. These commodity swap agreements do not qualify for the normal purchases and normal sales exception and therefore are accounted for as derivatives under ASC 815, Derivatives and Hedging. The Company does not designate its derivative instruments to qualify for hedge accounting. Accordingly, these commodity swap agreements are measured at their fair value and recorded as either current or non-current assets or liabilities and any changes in fair value are recorded as part of Revenues in its consolidated statements of operations for the years ended December 31, 2021, 2020 and 2019. Please see Note 2, Restatement of Financial Statements, and Note 12, Derivative Financial Instruments for additional information.

The Company maintains a risk management strategy that incorporates the use of interest rate swaps to minimize significant fluctuation in cash flows and/or earnings that are caused by interest rate volatility. Fair value adjustments were required in 2021, 2020, and 2019 in connection with these interest rate swaps which were recorded as realized and unrealized gain (loss) on derivative financial instruments, net in its consolidated statements of operations for the years ended December 31, 2021, 2020, and 2019.

Redeemable Preferred Units

In accordance with guidance in ASC 480, Distinguishing Liabilities from Equity, the Company classifies the redeemable preferred units outside of permanent equity because the units contain a redemption feature which is contingent upon the occurrence of (i) the Company’s actual dissolution, (ii) a change in control, or (iii)

SMRH:4873-5641-9391.2	-25-

approximately four years following unit issuance, the occurrences of which are not solely within the control of the Company. The Company records the redeemable preferred units at fair value on the date of issuance. The Company has elected to adjust the carrying value to equal the redemption value at the end of each reporting period. The Company will accrue dividends each quarter as cash or paid-in-kind at the option of the Company.

Asset Retirement Obligation

The Company accounts for asset retirement obligations (“ARO”) in accordance with ASC 410 that requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and when a reasonable estimate of fair value can be made. The fair value of the estimated ARO is recorded as a long-term liability, with a corresponding increase in the carrying amount of the related asset. The capitalized amount is depreciated over the life of the sublease or site lease agreement. The liability amount is increased each reporting period due to the passage of time and the amount of accretion is charged to operations expense in the period. Revisions, if any, to the estimated timing of cash flows or to the original estimated undiscounted cost, if any, also result in an increase or decrease to the ARO and the related asset. Actual costs incurred upon settlement of the ARO are charged against the ARO to the extent of the liability recorded. Any difference between the actual costs incurred upon settlement of the ARO and the recorded liability is recognized as a gain or loss in the Company’s earnings in the period in which the settlement occurs.

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

3. Summary of Significant Accounting Policies (cont.)

Asset retirement obligations are deemed Level 3 fair value measurements as the inputs used to measure the fair value are unobservable. The Company estimates the fair value of asset retirement obligations by calculating the estimated present value of the cost to retire the asset. This estimate requires assumptions and judgments regarding the existence of liabilities, the amount and timing of cash outflows required to settle the liability, inflation factors, credit adjusted discount rates, and consideration of changes in legal, regulatory, environmental, and political environments. In addition, the Company determines the Level 3 fair value measurements based on historical information and current market conditions.

At December 31, 2021 and 2020, the Company estimated the value of its total asset retirement obligations to be $5,738 and $4,885 respectively, based on a total future liability of $8,017. These payments are expected to be made between 2022 and 2035.

The following summarizes the changes in the asset retirement obligations were as follows for the years ended December 31, 2021 and 2020:

	December 31,
	2021	2020
Beginning balance	$4,885	$4,697
Additions	278	—

Accretion expense	575	188
Total asset retirement obligation	$5,738	$4,885

Less: current portion	(831)	(348)
Total asset retirement obligation, net of current portion	$4,907	$4,537

Revenue Recognition

Effective January 1, 2019, the Company adopted ASU 2014-09, Revenue from Contracts with Customers. The adoption of this ASU did not have a significant impact on the Company’s financial statements. Most of the Company’s revenue arrangements generally consist of a single performance obligation to transfer goods or services. Revenue from the sale of RNG, CNG and electricity is recognized by applying the “right to invoice” practical

SMRH:4873-5641-9391.2	-26-

expedient within the accounting guidance for Revenue from Contracts with Customers that allows for the recognition of revenue from performance obligations in the amount of consideration to which there is a right to invoice the customer and when the amount for which there is a right to invoice corresponds directly to the value transferred to the customer. For some public CNG fueling stations where there is no contract with the customer, the Company recognizes revenue at the point in time that the customer takes control of the fuel.

The purpose of the right to invoice practical expedient is to depict an entity’s measure of progress toward completion of the performance obligation within a contract and can only be applied to performance obligations that are satisfied over time and when the invoice is representative of service provided to date. The Company elected to apply the right to invoice practical expedient to recognize revenue for performance obligations satisfied over time as the invoices from the respective revenue streams are representative of services or goods provided to date to the customer.

The Company also performs maintenance services throughout the country. Maintenance consists of monitoring equipment and replacing parts as necessary to ensure optimum performance. Revenue from service agreements is recognized over time as services are provided. Capacity payments fluctuate based on peak times of the year and revenues from capacity payments are recognized monthly as earned.

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

3. Summary of Significant Accounting Policies (cont.)

The Company has agreements with two natural gas producers (“Producers”) to transport Producers’ natural gas using the Company’s RNG gathering system (“System”). The performance obligation is the delivery of Producers’ natural gas to an agreed delivery point on an interstate gas pipeline. The quantity of natural gas transported for the Producers is measured at a certain specified meter. The price is fixed at contracted rates and the Producers pay approximately 30 days after month-end. As such, transportation sales are recognized over time, using the output method to measure progress.

The Company provides credit monetization services to customers that own renewable gas generation facilities. The Company recognizes revenue from these services as the credits are minted on behalf of the customer. The Company receives non-cash consideration in the form of Renewable Identification Numbers (“RINs”) or low-carbon fuel standard (“LCFSs”) for providing these services and recognizes the RINs or LCFSs received as inventory based on their estimated fair value at contract inception. When the Company receives RINs or LCFSs as payment for providing credit monetization services, it records the non-cash consideration in inventory based on the fair value of RINs or LCFSs at contract commencement.

Sales of RINs, RECs, and LCFS environmental attributes are generally recorded as revenue when the certificates related to them are delivered to a buyer. However, the Company may recognize revenue from the sale of such environmental attributes at the time of the related RNG or electricity sales when the contract provides that title to the environmental attributes transfers at the time of production, the Company’s price to the buyer is fixed and collection of the sales proceeds occurs within 60 days after generation of the electricity.

The Company’s policy is to account for RINs as government incentives and, therefore, it does not allocate costs to the credits it generates. Accordingly, the Company does not capitalize these costs in inventory. In accordance with ASC 610-20, the Company accounts for its payment to TruStar as a transfer of non-financial assets. The Company expensed the costs of services incurred by Beacon to TruStar through April 30, 2021 and reported this amount in net loss attributable to equity in loss of affiliates within the consolidated statements of operations and, in addition, reported an offsetting gain on the transfer of these RINs in net income (loss) from equity method investments within the consolidated statements of operations.

Management operating fees are earned for the operation, maintenance, and repair of the gas collection system of a landfill site. Revenue is calculated on the volume of per million British thermal units (“MMBtu”) of LFG collected and the megawatt hours (“MWhs”) produced at that site. This revenue is recognized when LFG is collected, and electricity is delivered.

The Company has various fixed price contracts for the construction of fueling stations for customers. Revenues from these contracts, including change orders, are recognized over time, with progress measured by the percentage of costs incurred to date compared to estimated total costs for each contract. This method is used as management

SMRH:4873-5641-9391.2	-27-

considers costs incurred to be the best available measure of progress on these contracts. The accuracy of revenue and profit recognition related to construction projects in a given period depends on the accuracy of the Company’s estimates of the costs to complete each project. The Company believes its experience allows it to create materially reliable estimates. Costs capitalized to fulfill certain contracts were not material in any of the years presented.

The Company has provided certain assurance warranties to customers under its various construction contracts for up to one year. A warranty reserve is established at the time of construction completion. The Company monitors and analyzes warranty claims and maintains a reserve for the related warranty costs based on historical experience and future assumptions. In 2021, 2020, and 2019, warranty expense of $202, $141, and, $180 respectively, was expensed to cost of sales — fuel station services in the consolidated statements of operations.

The Company owns fueling stations for use by customers under fuel sale agreements. The Company bills these customers at an agreed upon price for each gallon sold and recognizes revenue based on the amounts invoiced in accordance with the “right to invoice” practical expedient. For some public stations where there is no contract with the customer, the Company recognizes revenue at the point in time that the customer takes control of the fuel.

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

3. Summary of Significant Accounting Policies (cont.)

The Company from time-to-time enters into commodity swap agreements as a means to hedge against the market volatility of prices of Renewable power sales. These are considered as economic hedges and the Company made an accounting policy election to record the realized and unrealized gain (loss) on these derivatives as part of Revenues — Renewable power in its consolidated statements of operations. The Company recorded realized and unrealized loss of $1,170, $207, and $756 in connection with these commodity swap agreements as part of Revenues in its consolidated statement of operations for the years ended December 31, 2021, 2020, and 2019.

The Company from time-to-time enters into fuel purchase agreements with customers whereby the Company is contracted to design and build a fueling station on the customer’s property in exchange for the Company providing CNG/RNG to the customer for a determined number of years. In accordance with the standards of ASC 840, Leases, the Company has concluded these agreements meet the criteria for a lease and are classified as operating leases. Typically, these agreements do not require any minimum consumption amounts and, therefore, no minimum payments. Included in RNG fuel revenues are $3,561, $3,460, and $2,981 related to the lease portion of these agreements for the years ended December 31, 2021, 2020, and 2019, respectively. In addition, the Company has assessed all PPAs and concluded that certain PPAs contain a lease element requiring lease accounting. Included in Renewable Power revenues are $1,890, $2,152, and $2,539 related to the lease element of these PPAs for the years ended December 31, 2021, 2020, and 2019, respectively.

Disaggregation of Revenue

The following table summarizes the disaggregation of revenue according to product line and segment:

SMRH:4873-5641-9391.2	-28-

	Fiscal Years Ended December 31,
	2021	2020(1)	2019(1)
		(Restated)	(Restated)
Electricity sales(1)	$40,259	$42,186	$46,380
Third Party Construction	32,630	40,443	43,094

Service	17,056	10,582	9,151
Brown Gas Sales	12,257	4,591	5,712

Environmental Credits	55,863	5,505	1,768
Parts Sales	755	3,872	2,772

Operating Agreements	3,172	3,400	3,256
Other	56	1,515	2,049

Total Revenue from Contracts with Customer	162,048	112,094	114,182
Lease revenue	4,076	5,612	5,520

Total Revenue(1)	$166,124	$117,706	$119,702

(1)
Electricity sales, environmental credits, and total revenue for the years ended December 31, 2020, and 2019 have been restated to correct errors in previously issued financial statements. See Note 2, Restatement of Financial Statements, for additional information.

For the years ended December 31, 2021, 2020, and 2019, approximately 28.9%, 42.5% and 43.6%, respectively, of revenue was recognized over time, and the remainder was for products and services transferred at a point in time.

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

3. Summary of Significant Accounting Policies (cont.)

Contract Balances

The following table summarizes receivables, contract assets and contract liabilities from contracts with customers:

SMRH:4873-5641-9391.2	-29-

	Fiscal Years Ended
	December 31,
	2021	2020
Accounts receivable, net	$25,391	$22,002
Contract Assets
Costs and estimated earnings in excess of billings	5,989	2,903
Accounts receivable retainage, net	2,495	2,621
	8,484	5,524
Contract Liabilities
Billings in excess of cost and estimated earnings	$9,785	$4,678

The increase in contract assets for December 31, 2021 versus December 31, 2020 was primarily due to revenue recognition of satisfied performance obligations being greater than advance payments and related billings during the year. The increase in contract liabilities December 31, 2021 versus December 31, 2020 was due to advance payments from customers and related billings exceeding revenue recognition as performance obligations were satisfied during the year. During the years ended December 31, 2021 and 2020, the Company recognized revenue of $4,678 and $2,501, respectively from contract liabilities recorded at December 31, 2020 and 2019, which represented 100% of the prior year balance for both years.

Backlog

The Company’s remaining performance obligations (“backlog”) represent the unrecognized revenue value of its contract commitments. These contracts are firm contracts unless terminated for certain causes by either party as defined by the contract. The Company’s backlog may significantly vary each reporting period based on the timing of major new contract commitments. At December 31, 2021, the Company had a backlog of $47,423 with 100% of its backlog anticipated to be recognized as revenue in the next 12 months.

Intersegment Sales

The Company accounts for intersegment sales and transfers as if these sales and transfers were to third parties at current market prices.

Basic and Diluted Income (Loss) Per Unit

On November 29, 2021, the Company amended and restated the LLCA to provide for the creation and issuance of multiple classes and series of units and admission of additional members to the Company in connection with the proposed business combination. The outstanding membership interests were converted to 986 common units, all of which were held by the Parent. Upon the conversion of membership interests into units, the Company presented the net income (loss) per unit on a retrospective basis for all periods presented in the consolidated financial statements.

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

3. Summary of Significant Accounting Policies (cont.)

Subsequently, on the same day and in contemplation of the proposed BCA with ArcLight, the Company authorized an additional 14 common units, and authorized 600,000 Series A-1 preferred units and 2,000,000 Series A preferred units. From November 29, 2021 through December 31, 2021, all 1,000 common units were issued and outstanding, 300,000 Series A-1 preferred units were issued and outstanding, and no Series A preferred units had been issued. See Note 18, Redeemable Preferred Units and Equity, for additional information.

The basic income (loss) per unit attributable to members of OPAL Fuels Inc. is computed by dividing the net income (loss) attributable to OPAL Fuels Inc. by the weighted-average number of common units outstanding during the period. Diluted net income (loss) does not give effect to 300,000 Series A-1 preferred units issued to Hillman as the conversion is based on achieving a substantive contingency that is not based on the Company’s stock price. The conversion is based on the Company’s failure to redeem upon exercise. The diluted net income (loss) will reflect the

SMRH:4873-5641-9391.2	-30-

contingently issuable common units in the period the contingency is met. Additionally, the diluted net income (loss) does not include outstanding equity awards since they are not denominated in common units and they cannot be converted to common units.

Income Taxes

The Company and most of its subsidiaries are disregarded entities for federal income tax purposes and for certain states, with the results of its operations included with the consolidated federal and applicable state tax returns of its member. Some subsidiaries are partnerships for federal income tax purposes. Accordingly, tax liabilities are the responsibility of the member except for the minimum state tax requirements. Minimum state tax requirements are immaterial.

Significant Customers and Concentration of Credit Risk

In 2021, 2020, and 2019, one customer accounted for 16%, 30% and 20% of revenues, respectively. At December 31, 2021 and 2020, one customer accounted for 11% and 40%, respectively of accounts receivable. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, and trade receivables. The Company places its cash with high credit quality financial institutions located in the United States of America. The Company performs ongoing credit evaluations of its customers.

Significant Suppliers

In 2021, one supplier of the Company accounted for 17% or more of total Company purchases. In 2020 and 2019, one supplier accounted for 9% and 16%, respectively of total Company purchases. At December 31, 2021 and 2020, two suppliers accounted for 61% and 37%, respectively, of accounts payable.

Investment in other entities

Investment in other entities includes the Company’s interests in certain investees which are accounted for under the equity method of accounting as the Company has determined that the investment provides the Company with the ability to exercise significant influence, but not control, over the investee. The Company’s investments in these nonconsolidated entities are reflected in the Company’s consolidated balance sheet at cost. The amounts initially recognized are subsequently adjusted for the Company’s share of earnings (losses) which are recognized as income (loss) from equity method investments in the consolidated statement of operations after adjustment for the effects of any basis differences. Investments are also increased for contributions made to the investee and decreased by distributions from the investee and classified in the statement of cash flows using the cumulative earnings approach.

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

3. Summary of Significant Accounting Policies (cont.)

The Company evaluates its equity method investments for impairment whenever events or changes in circumstances indicate that a decline in value has occurred that is other than temporary. Evidence considered in this evaluation includes, but would not necessarily be limited to, the financial condition and near-term prospects of the investee, recent operating trends and forecasted performance of the investee, market conditions in the geographic area or industry in which the investee operates and the Company’s strategic plans for holding the investment in relation to the period of time expected for an anticipated recovery of its carrying value. If the investment is determined to have a decline in value deemed to be other than temporary, it is written down to estimated fair value in the same period the impairment was identified. For the years ended December 31, 2021, 2020, and 2019 the Company did not identify any impairments on its investments in other entities.

Note receivable

In the third quarter of 2021, the Company acquired the rights to a note purchase agreement (“Note receivable”) for $10,450 with an entity in which it holds 10% equity interest. The note receivable bears an interest of 12.5% out of which 4.5% will be paid-in-kind until the facility is operational. Additionally, the Company entered into a separate fee letter which entitles the Company to receive a portion of the distribution of counterparty’s future revenues up to a maximum of $4,500. The Company accounted for the amounts to be received under the fee letter as

SMRH:4873-5641-9391.2	-31-

a loan under ASC 310 and allocated $1,538 out of the $10,450 to “Note receivable — variable fee component” on its consolidated balance sheet as of the date of issuance of the Note receivable. The Company amortized $288 and $118 as the interest income which is added to the principal balance in its consolidated balance of Note receivable and Note receivable — variable fee component, respectively, sheet as of December 31, 2021.

Recurring Fair Value Measurements

The fair value of financial instruments, including long term debt and derivative instruments is defined as the amount at which the instruments could be exchanged in a current transaction between willing parties. The carrying amount of cash and cash equivalents, accounts receivable, net, and accounts payable and accrued expenses approximates fair value due to their short-term maturities.

The carrying value of the Company’s long-term debt of $134,083 and $90,504 as of December 31, 2021 and 2020, respectively, represents the total amount to be repaid if the debt has to be discharged in full and therefore approximates its fair value.

The Company follows ASC 820 regarding fair value measurements which establishes a three-tier fair value hierarchy and prioritizes the inputs used in valuation techniques that measure fair value. These tiers include:

Level 1 — defined as observable inputs such as quoted prices for identical instruments in active markets.

Level 2 — defined as quoted prices for similar instruments in active market, quoted prices for identical or similar instruments in markets that are not active, or model-derived valuations for which all significant inputs are observable market data.

Level 3 — defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The following table sets forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2021 and 2020. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of an input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

3. Summary of Significant Accounting Policies (cont.)

The Company’s interest rate swap contracts are valued with pricing models commonly used by the financial services industry using discounted cash flows of forecast future swap settlements based on projected three-month LIBOR rates. The Company does not consider these models to involve significant judgment on the part of management and corroborated the fair value measurements with counterparty valuations. The Company’s interest rate swaps are classified within Level 2 of the valuation hierarchy based on the observable market rates used to determine its fair value. The Company does not expect to change its valuation techniques and therefore does not anticipate any transfers into or out of different levels of hierarchy. These interest rate swaps are accounted for as derivative financial instrument liabilities.

The Company values its energy commodity swap contracts based on the applicable geographical market energy forward curve. The forward curve are derived based on the quotes provided by New York Mercantile Exchange (“NYMEX”), Amerex Energy Services (“Amerex”) and Tradition Energy (“Tradition”). The Company does not consider that the pricing index used involves significant judgement on the part of management. Therefore, the Company classifies these commodity swap contracts within Level 2 of the valuation hierarchy based on the observable market rates used to determine fair value.

The Company accounts for asset retirement obligations by recording the fair value of a liability for an asset retirement obligation in the period in which it is incurred and when a reasonable estimate of fair value can be made. The Company estimates the fair value of asset retirement obligations by calculating the estimated present value of the cost to retire the asset. This estimate requires assumptions and judgments regarding the existence of liabilities,

SMRH:4873-5641-9391.2	-32-

the amount and timing of cash outflows required to settle the liability, inflation factors, credit adjusted discount rates, and consideration of changes in legal, regulatory, environmental, and political environments. In addition, the Company determines the Level 3 fair value measurements based on historical information and current market conditions. These assumptions represent Level 3 inputs, which can regularly change. As such, the fair value measurement of asset retirement obligations is subject to changes in these unobservable inputs as of the measurement date. The Company used a discounted cash flow (“DCF”) model in which cash outflows estimated to retire the asset are discounted to their present value using an expected discount rate. A significant increase (decrease) in the discount rate in isolation could result in a significantly lower (higher) fair value measurement. The Company estimated the fair value of its asset retirement obligations based on discount rates ranging from 5.75% to 8.5%.

There were no transfers of assets between Level 1, Level 2, or Level 3 of the fair value hierarchy as of December 31, 2021 or December 31, 2020.

The Company’s assets and liabilities that are measured at fair value on a recurring basis include the following as of December 31, 2021 and December 31, 2020, set forth by level, within the fair value hierarchy:

	Fair value as of December 31, 2021
	Level 1	Level 2	Level 3	Total
Liabilities:
Asset retirement obligations	$—	$—	$5,738	$5,738
Interest rate swaps	—	992	—	992
Contingent consideration on acquisition of non-controlling interest	—	—	4,456	4,456
Convertible note payable	—	—	58,710	—
Assets:
Commodity swap contracts	—	382	—	382

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

3. Summary of Significant Accounting Policies (cont.)

	Fair value as of December 31, 2020 (Restated)
(in thousands)	Level 1	Level 2	Level 3	Total
Liabilities
Asset retirement obligations	$—	$—	$4,885	$4,885
Interest rate swaps	—	2,785	—	2,785
Commodity swap contracts(1)	—	1,529	—	1,529

(1)	The Company restated its consolidated balance sheet as of December 31, 2020 to record a Derivative financial asset — current portion of $1,529 relating to unrealized gain on its commodity swap contracts. See Note 2, Restatement of Financial Statements and Note 12 Derivative Financial Instruments for additional information.

A summary of changes in the fair values of the Company’s Level 3 instruments, attributable to asset retirement obligations, for the years ended December 31, 2021 and December 31, 2020 is included in Note 3, Summary of Significant Accounting Policies.

4. Company Operations

Power Purchase Agreements

SMRH:4873-5641-9391.2	-33-

The Company has PPAs with utilities to sell electricity and receive capacity and energy payments. The PPAs expire from 2022 to 2036. The price per megawatt hour (“MWh”) varies for each contract. For the years ended December 31, 2021, 2020, and 2019, power sales revenues under long-term agreements totaled $37,359, $40,547, and $45,421, respectively, and are recorded as a component of Revenues — Renewable power within the consolidated statements of operations. In 2020, the Company terminated a PPA with landfill owner and recognized a gain on termination of PPA of $1,292 in the consolidated statements of operations.

Certain PPAs contain cash penalties or termination options if the Company causes defaults that are not remedied or if agreements are terminated prior to expiration, as defined in the agreements. The economic viability of the Company’s plants is dependent upon sufficient recoverable LFG and on merchant prices.

Certain PPAs contain a lease element requiring lease accounting. Accordingly, revenue related to the lease element of these PPAs is also included within renewable power revenue in the consolidated statements of operations.

Renewable Energy Credits

Certain state laws require that a portion of retail electricity sales must be generated by a renewable energy source. The Company markets and sells renewable energy credits (“RECs”) associated with the renewable energy it produces at several plants.

Gas Purchase Agreements

The Company has LFG purchase agreements with certain landfills which expire from 2023 to 2044, with renewal options for up to six years, and can generally be continued if recoverable gas is available and neither party has terminated the agreement. The gas purchase agreements’ start dates and expiration dates coincide closely with the PPAs to which they relate. During 2021, 2020 and 2019, gas purchases under these agreements totaled $3,744, $3,741, and $3,794, respectively, and are included in cost of sales — renewable power in the consolidated statements of operations.

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

4. Company Operations (cont.)

The Company also has agreements with LFG site owners whereby it pays royalties for the gas it captures under formulas which vary by contract but that are based upon a percent of gross revenues from the sale of electricity, the quantity of LFG consumed, or some combination of the two. During 2021, 2020, and 2019, royalty expense totaled $15,241, $6,159, and $6,403, respectively, and is included in cost of sales — Renewable Power in the consolidated statements of operations.

Operating and Maintenance Agreements

The Company has an operating and maintenance agreement (“O&M Agreement”) pursuant to which the Company operates and maintains the site’s gas collection system for the landfill owner. For the years ended December 31, 2021, 2020 and 2019, revenue under the O&M Agreement totaled $3,172, $3,400, and $3,256, respectively, and is recorded in renewable power revenue in the consolidated statements of operations.

5. Acquisition

On May 1, 2021, we acquired the remaining 55.7% ownership interest in Beacon to increase our ownership interest from 44.3% to 100%. Beacon extracts and converts methane gas to RNG from two landfills located in western Pennsylvania and sells the extracted gas to public utilities and separately monetizes environmental attributes through sales to third parties.

Pursuant to an exchange agreement with ARCC Beacon LLC (“Ares”), the Company purchased the remaining ownership interests in Beacon for $50,000, which was paid with a note that matures in 2026 but is convertible to equity in the Company under certain circumstances. The acquisition was determined to be a business combination under ASC 805, Business Combinations. Acquisition-related costs incurred, including those related to the issuance of the convertible note, were insignificant and expensed as incurred.

SMRH:4873-5641-9391.2	-34-

Prior to closing on May 1, 2021, our 44.3% equity investment in Beacon was recorded at $24,270. Upon acquisition of the remaining 55.7% ownership interest, our existing equity investment was remeasured to fair value resulting in the recognition of a non-cash $19,818 gain. The fair value measurement was estimated by applying the income approach. With this approach, the fair value measurement is based on significant inputs that are not observable in the market and thus the fair value measurement is categorized within Level 3 of the fair value hierarchy. Our assumptions include future cash flow projections, a discount rate range of 17.0% to 19.1% based on the weighted average cost of capital, and a terminal value based on a range of terminal earnings before interest, taxes, depreciation, and amortization.

The excess of the consideration transferred and the estimated fair value of previously held equity interest over the estimated fair values of the identifiable assets acquired and liabilities assumed totaled $51,155 and was reflected as goodwill in the RNG Fuel Supply reportable segment. The majority of goodwill reflects the value paid primarily for the customer and service contract with a wholly owned subsidiary of the Company. There was no settlement gain or loss recognized for the extinguishment of the preexisting relationship. Goodwill will not be amortized, but rather reviewed annually for impairment or more frequently if indicators of impairment exist.

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

5. Acquisition (cont.)

The Company completed its purchase price allocation as of December 31, 2021. The following table summarizes the fair value of consideration transferred for Beacon, the fair value of previously held equity interest, and the fair value of assets acquired and liabilities assumed as of the acquisition date, May 1, 2021:

Fair value of consideration transferred
Convertible note payable*	$55,410
Total consideration transferred	$55,410

Fair value of previously held equity interest	$44,069

Fair value of net identifiable assets acquired
Cash	$759
Accounts receivable	240
Accounts receivable, related party	205
Prepaid expense and other current assets	185
Restricted cash	1,196
Other assets	12
Parts inventory	166
Property, plant, and equipment	50,726
Accounts payable and accrued expenses	(690)
Asset retirement obligation	(279)
Accrued royalties	(4,196)
Total identifiable net assets	48,324
Goodwill	51,155
Total purchase consideration	$99,479

*	Fair value of the note as of December 31, 2021 is $58,710. Refer to Note 10, Borrowings, for additional information.

SMRH:4873-5641-9391.2	-35-

The results of operations for the Beacon Acquisition since the acquisition date have been included on our consolidated financial statements for the period from May 1, 2021 through December 31, 2021 and include approximately $43,611, of total revenue, and $24,420 income from operations.

The excess of the purchase price paid over the estimated fair values of the identifiable assets acquired and liabilities assumed totaled $51,155 and is reflected as goodwill in the RNG Fuel Supply reportable segment. The goodwill reflects the value paid primarily for the long-term opportunity to improve operating results through the efficient management of operating expenses and the deployment of capital. Goodwill is not amortized, but rather is reviewed annually for impairment or more frequently if indicators of impairment exist.

Proforma Financial Information

The following proforma audited financial information reflects the consolidated results of operations of the Company and the amortization of the purchase price adjustments assuming the acquisition had taken place on January 1, 2020, excluding non-recurring transaction costs incurred by the Company during 2021:

	Fiscal Years Ended December 31,
	2021	2020
		Restated(1)
Total revenues, net	$179,436	$132,745
Net income (loss)	$43,776	$(25,968)

(1)	As described in Note 2 to these consolidated financial statements, we have restated the consolidated financial statements for the years ended December 30, 2020 and 2019. See Note 2 Restatement of financial statements for additional information.

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

6. Investments in Other Entities

The following table summarizes our equity method investments as of December 31, 2021 and 2020:

	Percentage of	December 31,
	ownership	2021	2020

Beacon	44.3%	$—	$25,573
Pine Bend	50.0%	21,188	—
Noble Road	50.0%	24,516	—
GREP	20.0%	1,446	—
Total investments in other entities		$47,150	$25,573

Income on equity method investments, net reported in the Company’s consolidated statements of operations consisted of the following for the years ended December 31, 2021, 2020 and 2019

SMRH:4873-5641-9391.2	-36-

	Fiscal Years Ended
	December 31,	December 31,	December 31,
	2021	2020	2019

Income from equity method investments, net, before amortization of basis difference	$2,268	$(475)	$(487)
Income on equity method investments, net	$2,268	$(475)	$(487)

Beacon Step Acquisition

As detailed in Note 5, Acquisition, we acquired the remaining 55.7% ownership interest in Beacon RNG LLC (“Beacon”) and obtained a controlling financial interest on May 1, 2021. We recorded a $19,818 gain during the second quarter of 2021 to adjust our equity method investment to its estimated fair value. The gain is included in gain on acquisition of equity method investment in our consolidated statement of operations for the year ended December 31, 2021. Upon the step acquisition the Company consolidated Beacon and no longer accounts for its interest in Beacon as an equity method investment.

Income

Deconsolidation of Pine Bend and Noble Road

As of December 31, 2021, the Company re-assessed its equity interests in Pine Bend and Noble Road under ASC 810, Consolidation and determined the entities no longer meet any of the characteristics of a variable interest entity primarily because the two projects are fully funded and there is sufficient equity at risk as of December 31, 2021. The Company determined that it should account for its interests in both entities under the equity method of accounting pursuant to ASC 323, Investments Equity Method and Joint Ventures, prospectively, as the Company has the ability to exercise significant influence, but not control, over both entities.

Prior to December 31, 2021, the Company consolidated these entities in accordance with the variable interest entity model guidance under ASC 810, Consolidation. Upon deconsolidation, the Company remeasured the fair value of the retained investment and recognized a gain of $3,145 on Pine Bend and $11,880 on Noble Road in its consolidated statement of operations for the year ended December 31, 2021 and a corresponding increase in its basis in Investment in other entities on its consolidated balance sheet as of December 31, 2021. The fair value of the retained investment was measured based on discounted cash flows model in which the future net cash flows from the two RNG facilities were discounted to their present value using a discount factor of 20%.

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

6. Investments in Other Entities (cont.)

The carrying value of assets and liabilities of the two entities at the time of their deconsolidation was as follows:

December 31,
2021

Cash and cash equivalents	$21,208
Other current assets	134
Property, plant and equipment, net	44,250
Accounts payable and accrued expenses	(4,235)
Net assets deconsolidated	$61,357

SMRH:4873-5641-9391.2	-37-

Acquisition of Reynold RNG LLC

In August 2021, the Company acquired a 100% ownership interests in Reynolds RNG LLC (“Reynolds”), an RNG production facility for $12,020 which was funded with cash on hand. Reynolds held an equity investment of 1,570 Class B units in GREP BTB Holdings LLC (“GREP”) representing 20% interest for a cash consideration of $1,570 which owns 50% of BioTown Biogas LLC (“Biotown”), a power generation facility under development to convert to an RNG facility. The Reynolds transaction was an asset acquisition from an affiliate under common control and therefore the assets consisting of the its investment in GREP and the Note receivable ( described below) were recorded at carryover basis. The Company accounts for its 20% equity investment in GREP under the equity method. The Company recorded a loss of $124 as its share of net loss for the year ended December 31, 2021 and reduced its investment in GREP as of December 31, 2021.

In addition to the equity investment, Reynolds held a loan of $10,450 to Biotown. The Note receivable matures on July 15, 2027. It carries an interest of 12.5% out of which 8% is payable in cash on a quarterly basis from the inception of the loan and 4.5% payment-in-kind interest adding to the outstanding debt balance until the facility becomes operational. The total amount of interest earned for the year ended December 31, 2021 was $711 out of which $288 was payment-in-kind interest increasing the Note receivable from Biotown. The interest earned was recorded as a reduction to interest and financing expense, net in the consolidated statement of operations for the year ended December 31, 2021. The Note receivable also entitles Reynolds to receive 4.25% of any revenue based distributions made with a cap of $4,500 over the term of the debt. The Company recorded the fair value of the Note receivable — variable fee component of $1,539 as an allocation of the initial investment balance of $10,450 and recorded an payment-in-kind interest income of $118 as a reduction to interest and financing expense, net in the consolidated statement of operations for the year ended December 31, 2021.

The note receivable of $9,200 and Note receivable — variable fee component of $1,656 have been recorded as a long term assets on its consolidated balance sheet as of December 31, 2021.

The following table summarizes financial information of the unconsolidated entities:

	December 31,
	2021	2020
Current assets	$21,342	$2,216
Non-current assets	44,250	58,232
Current liabilities	4,235	1,131
Non-current liabilities	—	1,536
Members’ equity	61,358	57,781

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

6. Investments in Other Entities (cont.)

The following table summarizes the net income (loss) attributable to the Company from the unconsolidated entities:

	Fiscal Years Ended December 31,
	2021	2020	2019
Revenue	$14,181	$15,039	$12,368
Gross profit	6,915	3,331	3,255
Income (loss) from operations	5,276	(1,859)	(1,059)
Net income (loss)	5,276	(1,072)	(1,099)
Net income (loss) attributable to OPAL Fuels Inc.	2,268	(475)	(487)

SMRH:4873-5641-9391.2	-38-

7. Property, Plant, and Equipment, Net

Property, plant, and equipment, net, consisted of the following at December 31:

	December 31,
	2021	2020
Plant and equipment(1)	$161,387	$98,881
CNG/RNG Fueling stations	27,892	25,430
Construction in progress	62,616	20,424
Buildings	2,544	1,475
Land	1,303	1,303
Service equipment	1,521	1,133
Leasehold improvements	815	571
Vehicles	407	514
Office furniture and equipment	302	299
Computer software	277	240
Other	416	289
	259,480	150,559
Less: accumulated depreciation	(89,710)	(74,367)
Property, plant, and equipment, net	$169,770	$76,192

(1)	As of December 31, 2021, the Company identified one renewable power generating facility to be abandoned in June 2023 and building an RNG facility in the same site. Accordingly, the Company tested the facility for impairment under the held and used impairment guidance under ASC 360-10. The Company concluded that the net book value of the asset exceeded the remaining undiscounted cash flows over the remaining shortened useful life. The Company revised the useful life of the asset and recorded accelerated depreciation of $600 thousand on the facility in its consolidated statement of operations for the year ended December 31, 2021.

As of December 31, 2021, there has been an increase in property, plant and equipment as a result of the step acquisition of Beacon in May 2021 offset by deconsolidation of Pine bend and Noble Road and increase in construction of RNG generation facilities including, but not limited to Sunoma and Central Valley RNG dispensing facilities. The majority of these facilities, for which costs are in construction in progress as of December 31, 2021, are expected to be operational within the next year.

Depreciation expense on property, plant, and equipment in 2021, 2020 and 2019 was $9,501, $7,595 and $7,241, respectively. Property, plant, and equipment was reduced by $4,234, and $8,246 at December 31, 2021 and 2020, respectively, due to U.S. Treasury grants received in prior years for the construction of renewable energy power plants.

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

8. Intangible Assets, Net

Intangible assets, net, consisted of the following at December 31:

SMRH:4873-5641-9391.2	-39-

	December 31, 2021
				Weighted Average
		Accumulated		Amortization
	Cost	Amortization	Net	Period (Months)
Power purchase agreements(1)	$8,999	$(6,986)	$2,013	217
Transmission/distribution interconnection(2)	1,600	(865)	735	181
CNG sales contract	807	(719)	88	120
Intellectual property	43	(18)	25	60
Total intangible assets	$11,449	$(8,588)	$2,861

(1)	Includes $114 of accelerated amortization of the power purchase agreement associated with the renewable power generating facility to be abandoned in June 2023.

(2)	The transmission/distribution interconnection represents an interconnector for one of the Company’s LFG recovery facilities. The interconnection construction was initially funded by a municipality. The Company is scheduled to repay the funding for the construction through April 1, 2023.

	December 31, 2020
				Weighted Average
		Accumulated		Amortization
	Cost	Amortization	Net	Period (Months)
Power purchase agreements	$8,999	$(6,602)	$2,397	217
Transmission/distribution interconnection	1,600	(760)	$840	181
CNG sales contract	807	(639)	$168	120
Intellectual property	43	(11)	$32	60
Total intangible assets	$11,449	$(8,012)	$3,437

Amortization expense for 2021, 2020 and 2019 was $577, $555, and $613, respectively. At December 31, 2021, estimated future amortization expense for intangible assets is as follows:

Year ending December 31,

2022	$793
2023	465
2024	275
2025	266
2026	238
Thereafter	824
$2,861

9. Goodwill

The following table summarizes the changes in goodwill by reporting segment from the beginning of the period to the end of the period:

SMRH:4873-5641-9391.2	-40-

	RNG Fuel	Fuel station
	Supply	service	Total

Balance December 31, 2019	$—	$3,453	$3,453
Balance December 31, 2020	—	3,453	3,453
Net additions during the year(1)	51,155	—	$51,155
Balance December 31, 2021	$51,155	$3,453	$54,608

(1)	Addition relates to the step acquisition of Beacon. See Note 5, Acquisition, for additional information.

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except unit and per unit data)

10. Borrowings

The following table summarizes the borrowings under the various debt facilities as of December 31, 2021 and December 31, 2020:

SMRH:4873-5641-9391.2	-41-

	December 31,	December 31,
	2021	2020
Senior secured credit facility, term loan	$73,869	$78,770
Less: Unamortized debt issuance costs	(724)	(1,614)
Less: current portion	(73,145)	(4,900)
Senior secured credit facility, term loan, net of debt issuance costs	—	72,256
Senior secured credit facility, working capital facility	7,500	12,682
Less: current portion	(7,500)	(5,182)
Senior secured credit facility, working capital facility	—	7,500
TruStar revolver credit facility	—	10,000
Less: current portion	—	—
TruStar revolver credit facility	—	10,000
Sunoma loan	17,524	1,089
Less: Unamortized debt issuance costs	(569)	(619)
Less: current portion	(756)	—
Sunoma loan, net of debt issuance costs	16,199	470
OPAL term loan	75,000	—
Less: Unamortized debt discount and debt issuance costs	(2,485)	—
Less: current portion	(13,425)	—
OPAL term loan, net of debt discount and debt issuance costs	59,090	—
Convertible note payable	58,710	—
Less: current portion	—	—
Convertible note payable	58,710	—
Municipality loan	278	472
Less: current portion	(194)	(194)
Municipality loan	84	278
Non-current borrowings total	$134,083	$90,504

As of December 31, 2021, principal maturities of debt are expected as follows, excluding any subsequent refinancing transactions. The below table excludes the outstanding debt of $17,524 under the Sunoma loan was not converted from a construction loan into a term loan with a duration of 11 years:

	Senior secured	OPAL term	Convertible	Municipality
	credit facility	loan	note payable	loan	Total
2022	$81,369	13,425	—	$194	$94,988
2023	—	16,110	—	84	16,194
2024	—	16,110	—	—	16,110
2025	—	29,355	58,710	—	88,065
	$81,369	$75,000	$58,710	$278	$215,357

Senior secured credit facility

On September 21, 2015, Fortistar Methane 3 LLC ( the “FM3”), a wholly-owned subsidiary of OPAL, entered into a senior secured credit facility as a borrower and Investec Bank PLC and MUFG Union Bank N.A., as joint lead arranger and book runners and CoBank ACB as documentation agent and LC issuing bank, which provides for an aggregate principal amount of $150.0 million, which consists of (i) a term loan of $125,000 ( “Term Facility Loan”) and a (ii) working capital letter of credit facility (“Working Capital Facility”) of up to $19,000 and a (iii) Debt

SMRH:4873-5641-9391.2	-42-

service reserve and liquidity facility ( Debt Reserve and Liquidity Facility”) of up to $6,000. The Company paid $14,300 to the lenders in connection with the transaction.

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except unit and per unit data)

10. Borrowings (cont.)

The borrowings under the Senior Secured Credit Facility bear an interest rate of a fixed margin plus LIBOR for the relevant interest period. The fixed margin is 2.75% for the first four years and 3.0% until October 8, 2021 and 3.25% thereafter. Pursuant to the terms of facility, FM3 is required to repay 1% of the outstanding debt under the Term Loan Facility amounting to $1,250 on a quarterly basis which is then adjusted based on available cash and a target debt balance that declines each quarter. The Working Capital Facility contains a provision whereby the Company is obligated to reduce the amount borrowed to $7,500 or less for a period of ten consecutive business days annually. As of December 31, 2021, the total amount outstanding under the Working Capital Facility was $7,500. Additionally, the Company pays commitment fee of 0.75% on unused portion of the facility.

On October 8, 2021, the Company entered into the Amendment to Second Amended and Restated Credit Agreement (the “Amendment”) which extended the maturity date of the credit facility that supports the Renewable Power business to December 20, 2022. In addition, the minimum required debt service coverage ratio was reduced from 1.1 to 1.0 and the calculation of the Cash Flows Available for Debt Service was amended to exclude the proceeds of working capital loans deposited into the operating account going forward. Additionally, the Company is not allowed to make any distributions or restricted payments. In exchange for these accommodations, the Company agreed to repay $5,182 as a permanent reduction of the Working Capital Facility and to increase the interest rate on the credit facility by 25 basis points.

At December 31, 2021 and December 31, 2020, the Company had outstanding letters of credit that support obligations of the Company and its subsidiaries of $7,823 and $8,552, respectively. The Senior Secured Credit Facility is collateralized by substantially all the assets of FM3 and assignment of FM3’s rights, title and interests in PSAs and landfill gas rights agreements.

The debt agreement contains certain warranties and financial covenants including but not limited to debt service coverage ratio to be less than 1.0 and restrictions on distributions and additional indebtedness. The lenders only have recourse to the assets of FM3. For the years ended December 31, 2021 and 2020, FM3 was in compliance with all debt covenants.

Patronage dividends

The Company is eligible to receive annual patronage dividends from one of its lenders, Cobank ACB under a profit sharing program made available to the borrowers. The Company accrued patronage dividend based on an estimated percentage of its weighted average debt balance for the year. For the years ended December 31, 2021, 2020 and 2019 the Company received cash dividend of $139, $136 and $131 which was recorded as a credit to interest expense in the consolidated statements of operations. Additionally, the Company received $489 as equity in Cobank SCB which will be redeemed for cash beginning 2024. The Company recorded $489 as other income in the consolidated statement of operations for the year ended December 31, 2021 and a correspond long-term asset on its balance sheet as of December 31, 2021.

TruStar revolver credit facility

On September 27, 2021, TruStar, a wholly-owned subsidiary of the Company renewed the existing revolving credit arrangement with JP Morgan Chase Bank, N.A., for an aggregate amount of $10,000. This revolver credit facility was secured by marketable securities pledged by the Ultimate Parent. In the fourth quarter of 2021, the outstanding balance under this credit facility was fully repaid and the revolver credit facility was cancelled.

The amounts outstanding under this credit facility had an interest rate of 1.0% plus one month LIBOR.

OPAL FUELS INC.

SMRH:4873-5641-9391.2	-43-

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except unit and per unit data)

10. Borrowings (cont.)

Sunoma loan

On August 27, 2020, Sunoma Renewable Biofuel LLC (“Sunoma”), a wholly-owned subsidiary of the Company entered into a debt agreement with Live Oak Banking Company ( “Lender”) for an aggregate principal amount of $20,000. Sunoma paid $600 as fees to the Lender. The loan matures on April 27, 2022 and bears interest at the greater of Prime plus 3.50%, or 7.75%.

The amounts outstanding under the Sunoma loan agreement are secured by the assets of Sunoma.

The Sunoma loan agreement contains certain financial covenants which require Sunoma to maintain (i) Maximum debt to worth ratio cannot exceed 5 to 1 (ii) the minimum current ratio cannot be less than 1.0 (iii) minimum debt service coverage ratio of trailing four quarters cannot be less than 1.25. These covenants apply after the construction is complete and the facility meets certain predetermined operational standards and documentation criteria and the loan converts to a term loan which is expected to be in third quarter of 2022. Additionally, the Company received a waiver from compliance of certain non financial covenants.

At maturity, the loan outstanding under the Sunoma loan agreement is convertible to a permanent loan guaranteed by the United States Department of Agriculture (“USDA”). The Permanent USDA loan will consist of an 11-year term and bear interest at the then-current 10-year LIBOR Swap rate plus 5.45%, fixed for the term of the loan. The floor rate of the USDA loan will be equal to 6.75%. The Permanent USDA loan will be secured by the assets of Sunoma Renewable Biofuel, LLC. The accrued interest is payable after the conversion to a permanent loan.

The significant assets of Sunoma are parenthesized in the consolidated balance sheets as December 31, 2021 and December 31, 2020. Refer to Note 16 Variable Interest Entities for additional information.

OPAL term loan

On October 22, 2021, the Company executed a Term Loan at a newly formed entity, OPAL Fuels Intermediate Holding Company LLC (“OPAL Intermediate Holdco”) as the borrower and Bank of America N.A., Customers Bank, Citi Bank N.A., Barclays Bank PLC as lenders (“Lenders”), Bank of America as administrative agent and Customers Bank as Syndication Agent, which permitted borrowings of up to $125,000. Of the 125,000, the Company had $90,000 available for borrowing upon closing and the remaining $35,000 to be made available as three more RNG facilities become operational. The facility is secured by a pledge in the equity interest of the following subsidiaries of the Company at the time the loan was executed: Beacon Holdco LLC, OPAL Environmental Credit Marketing LLC, TruStar Energy LLC, and OPAL Fuels Services LLC along with cash bank accounts and a security interest in the Company’s environmental credits. A portion of the proceeds of this loan were used to pay off the outstanding balance under the Trustar revolver credit facility and the remainder will be used for general corporate purposes, including investments in RNG projects being developed by the Company.

Pursuant to the above, the Company borrowed $75,000 in October 2021 and an another $15,000 in February 2022 pursuant to an amendment allowing the Company to drawdown later than the original commitment date. The loan matures April 22, 2025 and bears interest at 3.0% plus LIBOR. Pursuant to the terms of the facility, OPAL Intermediate Holdco is required to repay 1.79% or $1,342 per month beginning March 2022 and an additional $700 per month beginning September 2022.

The OPAL term loan contains certain financial covenants which require OPAL Intermediate Holdco to maintain a (i) minimum liquidity of $15.0 million until March 31, 2022 and $10.0 million thereafter and (ii) leverage ratio not to exceed 4 to 1. As of December 31, 2021, the Company is in compliance with the financial covenants under this debt facility. Additionally, the debt agreement contains certain customary warranties and representations including but not limited to restrictions on distributions and additional indebtedness.

Municipality loan

FM3 entered into a loan agreement for the construction of an interconnection that was initially funded by the municipality. The Company is scheduled to make payments to a municipality of the amount of $1,600 plus interest at a fixed annual rate of 3.00% through April 1, 2023.

SMRH:4873-5641-9391.2	-44-

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except unit and per unit data)

10. Borrowings (cont.)

Loan from Affiliate and Line of Credit from Affiliate

In June 2015, the Ultimate Parent made a $5,000 loan to the Company with an annual interest rate of 10% compounded monthly. This loan, which had an original maturity date of June 26, 2016, was subsequently renewed annually. As of December 31, 2019, the full amount of this loan was outstanding. On December 31, 2020, the outstanding loan balance of $5,000 was assigned to the Ultimate Parent and the assignment of this loan to the related party was accounted for as a capital contribution to the Company.

In April 2017, the Ultimate Parent extended a $5,000 revolving line of credit to the Company for general working capital. This loan, which had an original maturity date of September 9, 2018, was subsequently renewed annually by the affiliate. Borrowings under the line of credit bore interest at an annual rate of 10% compounded monthly. Additional drawings under this credit line were available once per month in minimum amounts of $250. The credit line included a commitment fee of 2% on the loan amount and interest of 1% on the undrawn amount, due quarterly. As of December 31, 2019, the full amount of this line of credit was outstanding. On December 31, 2020, the outstanding line of credit amount of $5,000 was assigned to the Parent and the assignment of this loan to the related party was accounted for as a capital contribution to the Company.

Interest rates

2021

For the year ended December 31, 2021, the interest rate on Senior Secured Facility included a margin plus LIBOR and commitment fees of 0.75% on unused portion of the Working Capital Facility. The weighted average effective interest rate including the amortization of debt issuance costs for this period was 3.00%.

For the year ended December 31, 2021, the interest rate on TruStar Revolver Credit Facility including a margin plus LIBOR was 1.52%.

For the year ended December 31, 2021, the paid-in-kind interest rate on Convertible note payable was 8%. The change in fair value of the Note recorded as interest expense between May 1, 2021 and December 31, 2021 was $3,300.

For the year end December 31, 2021, the interest rate on OPAL term loan was 4% and commitment fees of 0.5% on the undrawn portion of the facility. The weighted average effective interest rate including the amortization of debt issuance costs for this period was 4.9%.

For the year ended December 31, 2021, the weighted average effective interest rate on the Sunoma Credit Facility was 7.75%.

For the year ended December 31, 2021, the weighted average interest rate on Municipality Loan was 3.0%.

2020

For the year ended December 31, 2020, the interest rate on Senior Secured Facility included a margin plus LIBOR and commitment fees of 0.75% on unused portion of the Working Capital Facility. The weighted average effective interest rate including the amortization of debt issuance costs for this period was 3.25%.

For the year ended December 31, 2020, the interest rate on TruStar Revolver Credit Facility including a margin plus LIBOR was 2.1%.

For the year ended December 31, 2020, the weighted average effective interest rate on the Sunoma Credit Facility was 7.75%.

For the year ended December 31, 2020, the weighted average interest rate on Municipality Loan was 3.0%.

SMRH:4873-5641-9391.2	-45-

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except unit and per unit data)

10. Borrowings (cont.)

For the year ended December 31, 2020, the weighted average interest rate on Line of Credit and Loan from Affiliate was 10%.

2019

For the year ended December 31, 2019, the interest rate on Senior Secured Facility included a margin plus LIBOR and commitment fees of 0.75 % on unused portion of the Working Capital Facility. The weighted average effective interest rate including the amortization of debt issuance costs for this period was 4.94%.

For the year ended December 31, 2019, the interest rate on TruStar Revolver Credit Facility including a margin plus LIBOR was 2.1%.

For the year ended December 31, 2019, the weighted average interest rate on Municipality Loan was 3.0%.

For the year ended December 31, 2019, the weighted average interest rate on Line of Credit and Loan from Affiliate was 10%.

The following table summarizes the Company’s total interest and financing expense, net for

	Fiscal Years Ended
	December 31,	December 31,	December 31,
	2021	2020	2019
Senior secured facility	$2,777	$3,655	$5,074
Municipality loan	10	17	21
Trustar revolver credit facility	111	166	351
Convertible note payable	3,300	—	800
OPAL term loan	617	—	—
Line of credit/Loan from Affiliate	—	1,010	—
Commitment fees and other finance fees	835	962	965
Amortization of debt issuance costs	1,086	860	820
Interest income	(769)	(15)	(5)
Total interest expense	$7,467	$6,655	$8,026

(1)	Interest expense on Senior secured facility is presented net of patronage dividends received of $628, $136 and $131 for the years ended December 31, 2021, 2020 and 2019, respectively.

11. Leases

During 2018, the Company renewed a lease for office and warehouse space that became effective upon the termination of the original lease term on January 31, 2018. The term of the lease renewal was thirty-six months and contained an option to renew for an additional twenty-four months. In September 2020, the Company exercised this option. In addition, the Company maintains a fleet of vehicles under lease with terms ranging from forty-eight to sixty months and with lease expiration dates ranging from April 2021 to February 2025.

Future minimum lease payments are as follows:

SMRH:4873-5641-9391.2	-46-

December 31, 2021
2022	$690
2023	283
2024	163
2025	55
$1,191

The Company incurred rent expense of $1,098, $1,242 and $1,464, in 2021, 2020 and 2019, respectively.

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except unit and per unit data)

12. Derivative Financial Instruments

Interest rate swaps

The Company has various interest rate swap agreements, including swaps entered into in early 2020. The average annual fixed rate ranges from 2.38% in 2020 to 2.50% in 2022. These transactions involved the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. The Company has accounted for these instruments as economic hedges and has included changes in their fair market value in the consolidated statements of operations.

The location and amounts of derivatives fair values in the balance sheet are:

	Fair Value		Location of Fair Value Recognized
December 31,	2021	2020	in Balance Sheet
Derivatives designated as economic hedges
Current portion of interest rate swaps	$(992)	$(1,689)	Derivative financial liability, current portion
Interest rate swaps, net of current portion	—	(1,096)	Derivative financial liability, non-current portion
	$(992)	$(2,785)

The effect of interest rate swaps on our consolidated statement of operations was:

	(Loss) Gain Recognized in Operations from interest rate swaps			Location of (Loss) Gain Recognized in Operations
December 31,	2021	2020	2019	from Derivatives
Interest rate swaps	$1,793	$(1,050)	$(1,876)	Change in value of derivative financial instruments
Net periodic settlements	(1,694)	(1,147)	185	Change in value of derivative financial instruments
	$99	$(2,197)	$(1,691)

Company may be exposed to credit risk on any of the derivative financial instruments that are in an asset position. Credit risk relates to the risk of loss that the Company would incur because of non-performance by counterparties pursuant to the terms of their contractual obligations. To mitigate this risk, management monitors counterparty credit exposure on an annual basis, and the necessary credit adjustments have been reflected in the fair

SMRH:4873-5641-9391.2	-47-

value of financial derivative instruments. There are no credit-risk-related contingent features that could be triggered in derivative financial instruments that are in a liability position.

The Company enters into interest rate swap contracts with counterparties that allow for net settlement of derivative assets and derivative liabilities. The Company has made an accounting policy election to offset recognized amounts relating to these interest swaps within the consolidated balance sheets. The following tables summarize the fair value of derivative instruments on the Company’s consolidated balance sheets and the effect of netting arrangements and collateral on its financial position:

			Assets/(Liabilities)
	Gross Amounts of Recognized	Gross Amounts Offset in the	Net Amounts of Assets/(Liabilities)Presented in the
	Assets/	Consolidated	Consolidated
	(Liabilities)	Balance Sheet	Balance Sheet
December 31, 2021
Interest rate swap liability	$(992)	$—	$(992)
December 31, 2020
Interest rate swap liability	$(2,785)	$—	$(2,785)

There were no collateral balances with counterparties outstanding as of the period-end dates.

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except unit and per unit data)

12. Derivative Financial Instruments (cont.)

Commodity swap contracts

The Company utilizes commodity swap contracts to hedge against the unfavorable price fluctuations in market prices of electricity. The Company does not apply hedge accounting to these contracts. As such, unrealized and realized gain (loss) is recognized as component of Renewable Power Revenues in the consolidated statement of operations and Derivative financial asset — current and non-current in the consolidated balance sheets. These are considered to be Level 2 instruments in the fair value hierarchy. By using commodity swaps, the Company exposes itself to credit risk and market risk. Credit risk is the failure of the counter party to perform under the terms of the swap contract. When the fair value of the swap contract is positive, the counter party owes the Company creating a credit risk. The Company manages the credit risk by entering into contracts with financially sound counter parties. To mitigate this risk, management monitors counterparty credit exposure on an annual basis, and the necessary credit adjustments have been reflected in the fair value of financial derivative instruments. When the fair value of the swap contract is negative, the Company owes the counter party creating a market risk that the market price is higher the contract price causing loss of higher revenues.

In December 2018, the Company signed an amendment that converted an existing PPA into a commodity swap contract to allow the Company flexibility to sell the capacity separately and schedule sale of electricity to independent third parties. Post the amendment, the Company agreed to net settle the contract in cash on a monthly basis based on the difference between the contract price and market price. The contract has a default minimum of 34,554 Mwh per year. Additionally, the Company entered into an ISDA agreement with a counter party in November 2019. Pursuant to the agreement, the Company entered into swaps with contract prices ranging between $35.75 and $51.25 per Mwh.

The following table summarizes the commodity swaps in place as of December 31, 2021 and 2020:

SMRH:4873-5641-9391.2	-48-

			Notional	Average
			Quantity	Contract
			per year	price
Trade date	Period From	Period to	(“Mwh”)	(per Mwh)
December 14, 2018	January 1, 2019	September 30, 2022	34,554	$66.12
November 22, 2019	January 1, 2020	December 31, 2021	43,860	$35.75
October 28, 2021	November 1, 2021	December 31, 2022	30,660	$48.75
December 27, 2021	January 1, 2022	December 31, 2022	26,280	$50.75

The effect of commodity swaps on the consolidated statements of operations for the years ended December 31, 2021, 2020 and 2019.

		Fiscal Years
		Ended
Derivatives not designated as	Location of (loss) gain	December 31,
hedging instruments	recognized	2021	2020	2019
			(Restated)(1)	(Restated)(1)
Commodity swaps – realized (loss) gain	Renewable Power	$(22)	$1,383	$1,129
Commodity swaps – unrealized (loss)	Renewable Power	(1,148)	(1,176)	(373)
Total realized and unrealized(loss) gain	Renewable Power	$(1,170)	$207	$756

(1)	The Revenues for the years ended December 31, 2020 and 2019 were restated to record unrealized loss of $1,176 and $373, respectively. Please see Note 2 Restatement of financial statements for additional information.

 OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except unit and per unit data)

12. Derivative Financial Instruments (cont.)

The following table shows the derivative assets and liabilities related to commodity swaps as of December 31, 2021 and 2020:

	Fair Value		Location of
December 31,	2021	2020	Fair Value Recognized in Balance Sheet

Derivatives designated as economic hedges
Current portion of unrealized gain on commodity swaps	$382	$810	Derivative financial asset – current portion
Unrealized gain on commodity swaps, net of current portion	—	719	Derivative financial asset – non-current
	$382	$1,529

13. Related Parties

Related parties are represented by our Ultimate Parent and other affiliates, subsidiaries and other entities under common control with the Ultimate Parent.

SMRH:4873-5641-9391.2	-49-

Capital contributions and distribution from and to members

During the years ended December 31, 2021, 2020 and 2019, the Company received contributions from its Ultimate Parent of $7,531, $15,128 and $30,057, respectively. Additionally, the Company made distributions to its Ultimate Parent of $3,695, $852 and $404 for the years ended December 31, 2021, 2020 and 2019.

Sale of non-controlling interests to Related Parties

During the year ended December 31, 2021, the Company sold non-controlling interests in four RNG projects to Hillman for total proceeds of $30,000. On November 29, 2021, as part of an exchange agreement (“Hillman exchange”), the Company issued 14 newly authorized common units and 300,000 Series A-1 preferred units to Hillman in return for Hillman’s non-controlling interest in four RNG project subsidiaries. Please see Note 18, Redeemable Preferred Units and Equity for additional information.

Purchase of investments from Related Parties

In August 2021, the Company acquired a 100% ownership interests in Reynolds RNG LLC (“Reynolds”), an RNG production facility for $12,020 which was funded with cash on hand. Reynolds held an equity investment of 1,570 Class B units in GREP BTB Holdings LLC (“GREP”) representing 20% interest for a cash consideration of $1,570 which owns 50% of BioTown Biogas LLC (“Biotown”), a power generation facility under development to convert to an RNG facility. The Reynolds transaction was an asset acquisition from an affiliate under common control and therefore the assets consisting of the its investment in GREP and the Note receivable (described below) were recorded at carryover basis. The Company accounts for its 20% equity investment in GREP under the equity method. The Company recorded a loss of $124 as its share of net loss for the year ended December 31, 2021 and reduced its investment in GREP as of December 31, 2021.

Equity commitment letters

During 2021 and 2020, the Ultimate Parent entered into three equity commitment agreements totaling $57,066 with third-party investors which established the amount of capital contributions to be made by these investors in four RNG projects being developed by the Company in exchange for which the third-party investor would acquire a specified ownership percentage in the RNG project. In conjunction with this, for the purpose of satisfying the

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except unit and per unit data)

13. Related Parties (cont.)

Engineering, Procurement and Construction Agreements under which these RNG projects would be built, the Ultimate Parent issued three equity commitment letters to the contractor hired to construct these RNG projects. The equity commitments for Pine Bend and Noble Road have been fulfilled during 2021 and there is no outstanding commitment amounts on these projects as of December 31, 2021.

SMRH:4873-5641-9391.2	-50-

		Amount
		distributed
		under the
	Equity	Equity	Amount
	Commitment	commitment	outstanding yet
	Letters	letters	to be fulfilled
December 31, 2021
Noble Road RNG	$19,000	$19,000	$—
Pine Bend RNG	21,504	21,504	—
New River RNG	16,562	8,789	7,773
	$57,066	49,293	$7,773

Sales contracts with Related Parties

In June 2020, Trustar, a wholly-owned subsidiary of the Company contracted with Beacon to dispense Beacon’s RNG, generate and market the resulting RINs created on behalf of Beacon. The term of this contract is September 1, 2020 through October 31, 2030. The Company receives non-cash consideration in the form of RINs or LCFSs for providing these services and recognizes the RINs or LCFSs received as inventory based on their estimated fair value at contract inception. During the period from September 1, 2020 to December 31, 2020, the Company earned environmental processing fees of $428, net of intersegment elimination, under this agreement which are included in fuel station service revenues in the consolidated statements of operation. During 2021, the Company acquired the remaining interests in Beacon. Therefore, all environmental fees earned after May 1, 2021 is eliminated in the consolidated statements of operations. For the period between January 1 and April 30, 2021, the company earned environmental processing fees of $632, net of intersegment elimination.

Service agreements with Related Parties

In 2020, Trustar and FM3, two wholly-owned subsidiaries of the Company had two management service agreements with the Ultimate Parent to provide for management, operations and maintenance services. The agreement provided for a pass-through of the actual costs incurred.

On December 31, 2020, the Company terminated the above two agreements and signed a new management, operations, and maintenance services agreement (“Administrative services agreement”) with the Ultimate Parent, pursuant to which the Ultimate Parent provides management, operations, and maintenance services to the Company. The agreement expires on December 31, 2023, unless the termination occurs earlier due to dissolution of the Company or terminated by the Company’s secured lenders in certain circumstances. The agreement provides for a pass-through of actual costs incurred and a fixed annual payment of $580,000 per year adjusted annually for inflation.

In June 2021, the company entered into an management services agreement with Costar Partners LLC (“Costar”), an affiliate of the Ultimate Parent. As per the agreement, Costar provides IT support services, software use, licensing services, management of third party infrastructure and security services and additional IT services as needed by the Company. The agreement provides for Costar to be compensated based on actual costs incurred and licensing fees per user for certain software applications. The agreement expires in June 2024 unless the termination occurs earlier due to dissolution of the Company or terminated by the Company’s secured lenders in certain circumstances.

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except unit and per unit data)

13. Related Parties (cont.)

The following table summarizes the various fees recorded under the agreements described above which are included in our Selling, general administrative expenses:

SMRH:4873-5641-9391.2	-51-

	Fiscal Years Ended
	December 31,	December 31,	December 31,
	2021	2020	2019
Staffing and management services	$8,393	$5,866	$6,091
IT services	1,497	—	—
Managements services	—	557	1,354
Guaranty fees	431	269	269
Interest	—	419	403
Environmental processing fees	632	428	—
Total	$10,953	$7,539	$8,117

For the years ended December 31, 2021 and December 31, 2020 the company had accounts payable, related party in the amounts of $166 and $1,579, respectively. As of December 31, 2021, the Company recorded $676 payable to Costar as part of accrued expenses in its consolidated balance sheet.

14. Benefit Plan

The Company maintains a qualified 401(k) benefit plan (the “Plan”) covering substantially all its employees who meet the eligibility requirements. All employees are eligible to participate in the Plan starting with the first day of the month following three months of service. Eligible employees may contribute up to 50% of their compensation on a pre-tax basis to the Plan, up to statutory limits. The Company matches 100% on the first 3% and 50% of the next 2% of eligible employees’ contributions. The Company’s contributions vest immediately. The Company’s contributions to the Plan were $374, $293 and $276 in 2021, 2020 and 2019, respectively.

15. Reportable Segments and Geographic Information

The Company is organized into six operating segments based on the characteristics of its Renewable Power generation and dispensing portfolio and the nature of other products and services:

●
Renewable Power 3 Portfolio. The Renewable Power 3 (“RP3”) portfolio generates electricity through methane-rich landfills and digester gas collection systems primarily located in Southern California. RP3 sells renewable electricity to public utilities throughout the United States.

●
Renewable Power 4 Portfolio. The Renewable Power 4 (“RP4”) portfolio generates electricity through methane-rich landfills and digester gas collection systems. RP4 sells renewable electricity to public utilities throughout the United States.

●
RNG Fuel Supply. The RNG Fuel portfolio consists of the Company’s interests in Beacon, Noble Road, Sunoma, GREP and other RNG projects under construction. Beacon captures and converts methane gas to RNG from two landfills located in western Pennsylvania and sells the captured gas to public utilities and separately monetizes environmental attributes through sales to third parties. For the year ended December 31, 2020 and for the period from March 11, 2019 through December 31, 2019, the Company accounted for its interest in Beacon under the equity method of accounting. In May 2021, the Company acquired the remaining interests in Beacon and consolidated Beacon’s results for the period between May and December 31, 2021. The Company accounted for its interests in Pine Bend and Noble Road on a fully consolidated basis for the first nine months of 2021 and converted to equity method of accounting in December and November, 2021, respectively. The Company accounted for its interest in Sunoma on a consolidated basis for the year ended December 31, 2021. Please see note 17 Variable Interest Entities for additional information.

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SMRH:4873-5641-9391.2	-52-

(In thousands of dollars except unit and per unit data)

15. Reportable Segments and Geographic Information (cont.)

●
RNG Fuel Dispensing. The Company owns and operates CNG fueling stations that are strategically located to supply fuel to third-party vehicle fleets throughout the United States. CNG Fueling Operations also supplies CNG vehicle fuel to stations owned by third parties.

●	Fuel Construction Services. The Company also provides design and construction services to third parties for vehicle fueling stations.

●	Fuel Station Services. The Company also provides maintenance services to third-party owners of vehicle fueling stations.

The Co-Chief Executive Officers serve as the Company’s chief operating decision maker (“CODM”) and jointly manage the six operating segments based on regular reviews of the segment information presented below. This information is used by the CODM to evaluate the performance of each operating segment and allocate the Company’s resources among segments. The Company determined that each of the six operating segments meets the characteristics of a reportable segment in U.S. GAAP. The Company activities and assets that are not associated with the six reportable segments are summarized in the “Other” category below. These include corporate investment income, interest income and interest expense, income tax expense and other non-allocated costs.

With the exception of the Beacon Portfolio, segment disclosures are prepared on the same basis described in the summary of significant accounting policies. The CODM reviews the Beacon Portfolio segment based on its standalone, consolidated financial reports. As such, a reconciliation is provided below of the Beacon Portfolio segment information to the Company’s equity method accounting for its interest in Beacon under U.S. GAAP.

	Fiscal Years Ended
	December 31,	December 31,	December 31,
	2021	2020	2019
		(Restated)(1)	(Restated)(1)
Revenues:
Renewable Power 3	$43,857	$45,922	$50,597
Renewable Power 4	3,460	4,579	4,563
RNG Fuel Supply	60,097	14,772	12,366
RNG Fuel Dispensing	30,385	11,545	8,977
Fuel Construction Services	33,385	40,567	43,449
Fuel Station Services	17,058	18,637	14,842
Other(2)	129	1,016	521
Intersegment	(8,066)	(4,293)	(3,247)
Equity Method Investment	(14,181)	(15,039)	(12,366)
	$166,124	$117,706	$119,702

(1)	Revenues in Renewable Power 3 and RNG Fuel Dispensing segments have been restated. Please see Note 2 Restatement of financial statements for additional information.

(2)	Other includes revenues of Fortistar Contracting LLC.

SMRH:4873-5641-9391.2	-53-

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except unit and per unit data)

15. Reportable Segments and Geographic Information (cont.)

	Fiscal Years Ended
	December 31,	December 31,	December 31,
	2021	2020	2019
Interest and Financing Expense, Net:
Renewable Power 3	$3,595	$4,960	$6,325
Renewable Power 4	11	17	—
Other(1)	3,861	1,678	1,701
	$7,467	$6,655	$8,026

(1)	Other includes interest expense associated with RNG Fuel Dispensing, Fuel Construction Services, and Fuel Station Services, as the Company does not maintain segment-level records for these balances.

	Fiscal Years Ended
	December 31,	December 31,	December 31,
	2021	2020	2019
Depreciation, Amortization, and Accretion:
Renewable Power 3	$5,630	$6,093	$6,265
Renewable Power 4	442	203	267
RNG Fuel Supply	3,306	3,112	2,369
RNG Fuel Dispensing	1,662	1,468	1,178
Fuel Construction Services	137	57	44
Fuel Station Services	408	393	181
Other(1)	128	124	96
Equity Method Investment	(1,060)	(3,112)	(2,369)
	$10,653	$8,338	$8,031

(1)	Other includes amortization of intangible assets and depreciation expense not allocated to any segment.

SMRH:4873-5641-9391.2	-54-

	Fiscal Years Ended
	December 31,	December 31,	December 31,
	2021	2020	2019
		(Restated)(1)	(Restated)(1)
Net Income (Loss):
Renewable Power 3	$(4,642)	$(26,447)	$(1,422)
Renewable Power 4	(2,603)	(754)	(3,261)
RNG Fuel Supply	55,402	(1,821)	(1,265)
RNG Fuel Dispensing	6,298	2,950	2,622
Fuel Construction Services	2,708	4,700	4,378
Fuel Station Services	4,441	4,723	3,367
Other(2)	(23,103)	(8,247)	(9,181)
Equity Method Investment	2,268	(475)	(487)
	$40,769	$(25,371	$(5,249

(1)	Net loss for the Renewable Power 3 segment has been restated to record unrealized losses on commodity swap contracts. Please see Note 2 Restatement of financial statements for additional information.

(2)	Other includes Fortistar Contracting LLC as well as interest expense and selling, general and administrative expenses associated with RNG Fuel Dispensing, Fuel Construction Services, and Fuel Station Services, as the Company does not maintain segment-level records for these balances.

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except unit and per unit data)

15. Reportable Segments and Geographic Information (cont.)

	December 31,	December 31,
	2021	2020
		(Restated)(1)
Total Assets:
Renewable Power 3	$40,901	$54,860
Renewable Power 4	2,827	3,116
RNG Fuel Supply	191,464	26,238
Other(2)	98,502	59,671
Equity Method Investment	47,150	25,573
	$380,844	$169,458

(1)
The total assets for Renewable Power 3 as of December 31, 2020 have been restated to record Derivative financial asset — current and Derivative financial asset — non-current of $810 and $719, respectively. Please see Note 2, Restatement of Financial Statements for additional information.

SMRH:4873-5641-9391.2	-55-

(2)	Other includes total assets associated with Fortistar Contracting LLC, RNG Fuel Dispensing, Fuel Construction Services, and Fuel Station Services, as the Company does not maintain segment-level records for these balances.

	Fiscal Years Ended
	December 31,	December 31,	December 31,
	2021	2020	2019
Cash Paid for Purchases of Property, Plant and Equipment:
Renewable Power 3	$—	$29	$14
Renewable Power 4	—	123	23
RNG Fuel Supply	78,854	17,886	1,001
RNG Fuel Dispensing	10,792	6,902	4,431
	$89,646	$24,940	$5,469

Geographic Information: The Company’s assets and revenue generating activities are domiciled in the United States.

16. Stock-Based Compensation

During the years ended December 31, 2020 and 2019, the Ultimate Parent granted certain equity-based awards to certain employees of the Company in the form of residual equity interests (“Profit interests”) in four wholly-owned subsidiaries of the Company. The Profit Interests do not have voting rights and shall participate in the income distributions when the subsidiaries achieve certain financial targets. These Profits Interests were restructured in December 2020, at which time they became based on a portion of the Ultimate Parent’s indirect ownership in the Company, rather than in the Ultimate Parent’s ownership interest in Company subsidiaries. There were no new residual equity interest grants during the year ended December 31, 2021.

During the years ended December 31, 2020 and 2019, the percentage of Profit Interests issued in the investment entities that were established to grant the incentive units ranged between 34%-37% in the four wholly-owned subsidiaries. These Profit Interests vest ratably over a period of five years from the grant date. In accordance with ASC 718 Compensation — Stock Compensation, the Profits Interests are valued at their fair value when issued and such fair value is expensed over the service vesting period.

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except unit and per unit data)

16. Stock-Based Compensation (cont.)

In accordance with ASC 718 “Stock-compensation”, the expense for the above Profit Interests was amortized on a straight-line basis over the five year period. For the years ended December 31, 2021, 2020 and 2019, the Company incurred compensation costs of $639, $510 and $315, respectively, which was recorded as a component of Selling, General and Administrative expenses within the consolidated statements of operations.

As of December 31, 2021, 46% of the Profit Interests issued vested and there were 54% of Profit Interests unvested. There were no forfeitures during the year ended December 31, 2021.

As of December 31, 2020, 25% of the Profit Interests issued vested and there were 75% of Profit Interests unvested. There were 0 forfeitures during the year ended December 31, 2020.

The future compensation to be recognized for the above grants as of December 31, 2021 is $1,731 and will be recognized the remaining vesting period which ranges from one to four years.

17. Variable Interest Entities

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We determine whether we are the primary beneficiary of a VIE upon our initial involvement with the VIE and we reassess whether we are the primary beneficiary of a VIE on an ongoing basis. Our determination of whether we are the primary beneficiary of a VIE is based upon the facts and circumstances for each VIE and requires judgment. Our considerations in determining the VIE’s most significant activities and whether we have power to direct those activities include, but are not limited to, the VIE’s purpose and design and the risks passed through to investors, the voting interests of the VIE, management, service and/or other agreements of the VIE, involvement in the VIE’s initial design and the existence of explicit or implicit financial guarantees. If we are the party with the power over the most significant activities, we meet the “power” criteria of the primary beneficiary. If we do not have the power over the most significant activities or we determine that all significant decisions require consent of a third party, we do not meet the “power” criteria of the primary beneficiary.

We assess our variable interests in a VIE both individually and in aggregate to determine whether we have an obligation to absorb losses of or a right to receive benefits from the VIE that could potentially be significant to the VIE. The determination of whether our variable interest is significant to the VIE requires judgment. In determining the significance of our variable interest, we consider the terms, characteristics and size of the variable interests, the design and characteristics of the VIE, our involvement in the VIE and our market-making activities related to the variable interests.

Our variable interests in each of our VIEs arise primarily from our ownership of membership interests, construction commitments, our provision of operating and maintenance services, and our provision of environmental credit processing services to VIEs.

During 2021, the Company held equity interests in six VIEs — Sunoma, Pine Bend, Noble Road, Emerald, Sapphire and Central Valley as the Company sold non-controlling interests ranging between 11% to 50% in each of these entities. The Company determined that each of these entities are VIEs and in its capacity as a managing member, the Company is the primary beneficiary. These entities do not have any employees and the Company conducts the operations under specific operations and maintenance contracts with third parties and other affiliates of the Company. The Company is deemed as a primary beneficiary based on two conditions:

●	The Company, as a managing member, has the power to order the activities that significantly impact the economic performance of the four entities including establishment of strategic, operating and capital decisions for each of these entities;

●	The Company has the obligation to absorb the potential losses for the right to receive potential benefits, which could be significant to the VIE;

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except unit and per unit data)

17. Variable Interest Entities (cont.)

As of December 31, 2021, there was no activity in Emerald and Sapphire.

In Pine Bend, and Noble Road, the Company had equity commitment letters that were not fully funded during the year 2021 which allowed for step funding as the construction progresses. As of December 31, 2021, the two entities were fully funded, are no longer thinly capitalized, and have sufficient equity at risk. These entities do not have any employees and the Company conducts the operations in these entities under specific operations and maintenance contracts with third parties and other affiliates of the Company. Therefore, the two entities did not meet the variable interest entities criteria under ASC 810, Consolidation. As the Company has the ability to exercise significant influence, but not control, over the two entities, they were accounted for under the equity method of accounting under ASC 323, Investments Equity Method and Joint Ventures. See Note 6, Investment in Other Entities for additional information.

During the third and fourth quarters of 2021, Hillman, a related party, invested $30,000 in the four VIEs mentioned above which represented non-controlling interests ranging between 11% to 50% in those entities. On November 29, 2021, the Company entered into an exchange agreement with Hillman whereby Hillman exchanged its ownership interests in the four RNG projects into 300,000 Series A-1 preferred units at a par value of $100 and 1.4% of the common units in the Company. On the date of the exchange, the Company reversed the book value of

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the non-controlling interests of $29,913 attributable to Hillman and recorded the fair value of the preferred units of $30,000 as Redeemable Preferred Units and $87 to member’s equity in the consolidated statement of changes in member’s equity for the fiscal year ended December 31, 2021.

Central Valley owns three RNG facilities which are currently under construction. In November 2021, the Company acquired 10% outstanding non-controlling interests in two entities directly owned by Central Valley from the joint venture partner for $9,456 and became 100% owner of the two entities. $5,000 of the total consideration has been paid in cash and the Company recorded the fair value of the contingent consideration of $4,456 as a component of Other long-term liabilities in its consolidated balance sheet as of December 31, 2021. As of December 31, 2021, the joint venture partner owns 10% of the third RNG facility owned by Central Valley. As a primary beneficiary, the Company consolidated Central Valley in accordance with the variable interest entity model guidance under ASC 810, Consolidation.

In 2020, the Company acquired a variable interest in Sunoma in a joint venture with a third party who does not have any equity at risk but participates in proportionate share of income or losses, which may be significant. Additionally, the assets in Sunoma are collateralized under the Sunoma loan, the proceeds of which are used for partial financing of the construction of the facility. Therefore, the significant assets and liabilities of Sunoma are parenthesized in the consolidated balance sheets as December 31, 2021 and December 31, 2020.

The following table summarizes the major consolidated balance sheet items for consolidated VIEs as of December 31, 2021 and 2020. The VIE information below is presented on an aggregate basis based on similar risk and reward characteristics and the nature of our involvement with the VIEs, such as:

●	All of the VIEs are RNG facilities under construction except Sunoma and they are reported under RNG fuel supply segment;

●	The nature of our interest in these entities is primarily equity based and therefore carry similar risk and reward characteristics;

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except unit and per unit data)

17. Variable Interest Entities (cont.)

The amount of assets that can only be used to settle obligations of the VIEs, and the amount of VIE liabilities with lack of recourse against the Company’s general credit, are parenthesized in the consolidated balance sheets and are included in the asset totals listed in the table below.

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	December 31,
	2021	2020
		(Restated)(1)
Assets
Current assets:
Cash and cash equivalents	$1,991	$5,088
Accounts receivable, net	40	—
Prepaid expenses and other current assets	113	—
Total current assets	2,144	5,088
Property, plant and equipment, net	27,794	18,834
Restricted cash	1,163	2,199
Total assets	31,101	26,121
Liabilities and equity (deficit)
Current liabilities:
Accounts payable	2,266	864
Sunoma loan – current portion	756	—
Accrued expenses	—	4,076
Total current liabilities	3,022	4,940
Sunoma loan, net of debt issuance costs	16,199	470
Total liabilities	$19,221	$5,410
Members’ equity
OPAL Fuels LLC – equity	10,692	14,356
Non controlling interest in subsidiaries	1,188	6,355
Total members’ equity	11,880	20,711
Total liabilities and members’ equity	$31,101	$26,121

(1)
As described in Note 2, Restatement of Financial Statements to these consolidated financial statements, we have restated the consolidated financial statements for the year ended December 31, 2020 and 2019.

18. Redeemable Preferred Units and Equity

Conversion of membership interests

As described in Note 1, Description of Business and Note 3, Summary of Significant Accounting Policies, on November 29, 2021, the Company amended its LLCA which converted the outstanding membership interest into 986 common units without par value. The total 986 common units were held by the Parent. Upon the conversion of membership interest into common units, the Company presented the net income (loss) per unit on a retrospective basis for all periods presented in the consolidated financial statements.

Authorization and Issuance of Common Units and Preferred Units

Subsequently, on the same day and in contemplation of the proposed Business Combination with ArcLight, the Company authorized an additional 14 common units without par, and authorized 600,000 Series A-1 preferred units with par value of $100 and 2,000,000 Series A preferred units with par value of $100.

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except unit and per unit data)

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18. Redeemable Preferred Units and Equity (cont.)

On November 29, 2021, as part of an exchange agreement (“Hillman exchange”), the Company issued the 14 newly authorized common units and 300,000 Series A-1 preferred units to Hillman in return for Hillman’s non-controlling interest in four RNG project subsidiaries.

On November 29, 2021, Mendocino Capital LLC (“NextEra”) subscribed for up to 1,000,000 Series A preferred units, which are issuable (in whole or in increments) at the Company’s discretion prior to June 30, 2022. As of December 31, 2021, no Series A preferred units were issued. In March 2022, the Company had drawn 250,000 units out of the 1,000,000 units subscribed to, for $25,000.

The following table summarizes the changes in the redeemable preferred units from the December 31, 2020 to December 31, 2021:

	Series A-1	Series A
	preferred units	preferred units
Balance December 31, 2020	$—	$—
Hillman exchange – 300,000 Series A-1 units issued	30,000	—
Paid-in-kind dividends on issued and outstanding units	210	—
Balance December 31, 2021	$30,210	$—

Terms of Redeemable Preferred Units

The Series A and Series A-1 preferred units (together the “Preferred Units”) have substantially the same terms and features which are listed below:

Voting: The Series A-1 preferred units to Hillman do not have any voting rights. The Series A preferred units issued to NextEra have limited rights to prevent the Company from taking certain actions including

(i)	major issuances of new debt or equity (ii) executing transactions with affiliates which are not at arm-length basis (iii) major disposition of assets and (iv) major acquisition of assets outside of the Company’s primary business.

Dividends: The Preferred Units are entitled to receive dividends at the rate of 8% per annum. Dividends begin accruing for each unit from the date of issuance and are payable each quarter end regardless of whether they are declared. The dividends are mandatory and cumulative. The Company is allowed to elect to issue additional Preferred Units ( paid-in-kind) in lieu of cash for the first eight dividend payment dates. The Company elected to pay the dividends to be paid-in-kind for the period November 29, 2021 to December 31, 2021 on Series A-1 preferred units. In the occurrence of certain events of default, the annual dividend rate increases to 12%. Additionally, the dividend rate increases by 2% for each unrelated uncured event of default up to a maximum of 20%.

Liquidation preference: In the event of liquidation of the Company, each holder of a unit of Series A and Series A-1 is entitled to be paid on pro-rata basis the original issue price of $100 per unit plus any accrued and unpaid dividends out of the assets of the Company available for distribution after payment of the Company’s debt and liabilities and liquidation expenses, payments to holders of any senior units senior to the Preferred Units, of which none are existing as of December 31, 2021.

Redemption: At any time after issuance, the Company may redeem the Redeemable preferred units for a price equal to original issue price of $100 per unit plus any accrued and unpaid dividends. Holders of the Preferred Units may redeem for an amount equal to original issue price of $100 per unit plus any accrued and unpaid dividends upon (i) occurrence of certain change in control event (ii) at the end of four years from the date of issuance, except the Preferred Units issued to Hillman can only be redeemed 30 days after the fourth year anniversary of the first issuance of Preferred Units to NextEra. The maturity date is determined to be the date at which the holder’s redemption option becomes exercisable as this is the date in which both the Company and the holder may redeem the preferred units. The maturity date could be as early as November 29, 2025 but no later than June 30, 2026, depending on when the Series A units to NextEra are issued as previously detailed herein.

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OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except unit and per unit data)

18. Redeemable Preferred Units and Equity (cont.)

Conversion: Holder’s may elect to convert Preferred Units into common units in the limited chance that the Company fails to redeem the Preferred Units under an optional redemption, the annual dividend rate increases to 12% and is further increased to 14% after one year, and thereafter by 2% every 90 days up to a cap of 20%. The Company must also redeem all NextEra Series A preferred units on which the redemption option has been exercised prior to redeeming any Hillman Series A-1 preferred units. If elected, the holder may convert all or a portion of its Preferred Units into a number of common units equal to: (i) number of Preferred Units, multiplied by, (ii) $100 plus accrued and unpaid cash dividends, divided by, (iii) conversion price. The conversion price is equal to the value of the Company’s common units determined as follows, and reduced by a 20% discount if conversion occurs during the first year of delayed redemption, a 25% discount during the 2nd year, and a 30% discount thereafter:

1.	Using 20-day volume-weighted average price (“VWAP”) if common units are publicly traded

2.	Using 20-day VWAP of public company common shares if the common units are exchangeable into public company shares

3.	Otherwise the estimated proceeds to be received by the holder of a common unit if the net assets of the Company were sold at fair market value and distributed

The Company’s common units received by any holder upon conversion will be “paired” with an equivalent number of non-economic voting shares of the Company’s public registrant, as applicable.

Non-Controlling Interests

The following table discloses the effects of changes in the Company’s ownership interest in its subsidiaries on the Members’ equity:

	December 31,
	2021	2020	2019
		(Restated)(1)	(Restated)(1)
Net income (loss) attributable to OPAL Fuels Inc.	$41,363	$(25,358)	$(5,249)
Transfers (to) from the non-controlling interest:
Increase (decrease) in OPAL Fuels Inc Stockholders’ Equity for sale of non-controlling interest	(715)	1,834	—
Increase in OPAL Fuels Inc Stockholders’ Equity for contributions from non-controlling interest	3,873	—	—
Decrease in OPAL Fuels Inc Stockholders’ Equity for purchase of non-controlling interest(2)	(9,211)	—	—
Net transfers (to) from non-controlling interest	(6,053)	1,834	—
Change from net income attributable to OPAL Fuels Inc Stockholders’ and transfers (to) from non-controlling interest	$35,310	$(23,524)	$(5,249)

(1)
As described in Note 2 Restatement of Financial Statements to these consolidated financial statements, we have restated the consolidated financial statements for the years ended December 31, 2020 and 2019.

(2)	Includes $87 decrease in Stockholders’ equity relating to the Hillman exchange and $9,124 relating to redemption of non-controlling interest in one RNG project.

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OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except unit and per unit data)

19. Net Income (Loss) Per Unit

On November 29, 2021, the Company amended and restated the limited liability agreement (“A&R LLCA”) to provide for the creation and issuance of multiple classes and series of units and admission of additional members to the Company in connection with the proposed business combination. Accordingly, the membership interests were converted to 1000 common units which include the 14 units issued to Hillman and authorizing 600,000 Series A-1 preferred units and 300,000 Series A preferred units. As of December 31, 2021, only 300,000 Series A preferred units are issued and outstanding. Upon the conversion of membership interests into units, the Company presented the net income (loss) per unit on a retrospective basis for all periods presented in the consolidated financial statements.

The Basic income (loss) per unit attributable to Stockholders of OPAL Fuels Inc. for the years ended December 31, 2021, 2020 and 2019 is computed by dividing the net income (loss) attributable to OPAL Fuels Inc. by the weighted-average number of common units outstanding during the period. Diluted net income for the year ended December 31, 2021 does not include 300,000 Series A preferred units because the substantive contingency for conversion has not been met as of December 31, 2021.

	Fiscal Years Ended
	December 31,	December 31,	December 31,
	2021	2020	2019
		(Restated)(1)	(Restated)(1)
Net income (loss) attributable to OPAL Fuels Inc.	$41,363	$(25,358)	$(5,249)
Weighted average units – Basic	987	986	986

Weighted average units – Diluted	987	986	986
Basic net income (loss) per unit	$41,908	$(25,718)	$(5,324)

Diluted net income (loss) per unit	$41,908	$(25,718)	$(5,324)

20. Commitments and Contingencies

Letters of Credit

As of December 31, 2021 and 2020, the Company was required to maintain eight standby letters of credit totaling $9,023, and $8,552, respectively, to support obligations of Company subsidiaries. These letters of credit were issued in favor of a lender, utilities, a governmental agency, and an independent system operator under PPA electrical interconnection agreements, and in place of a debt service reserve. There have been no draws to date on these letters of credit.

Purchase Options

The Company has two contracts with customers to provide CNG for periods of seven and ten years, respectively. The customers have an option to terminate the contracts and purchase the Company’s CNG fueling station at the customers’ sites for a fixed amount that declines annually.

In July 2015, the Company entered into a 10-year fuel sales agreement with a customer that included the construction of a CNG fueling station owned and managed by the Company on the customer’s premises. At the end of the contract term, the customer has an option to purchase the CNG fueling station for a fixed amount. The cost of the CNG fueling station was recorded to plant and equipment and is being depreciated over the contract term.

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Legal Matters

The Company is also involved in various claims arising in the normal course of business. Management believes that the outcome of these claims will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

OPAL FUELS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except unit and per unit data)

20. Commitments and Contingencies (cont.)

On December 10, 2021, the Company entered into a settlement agreement with the landfill owner of one of the Company’s RNG projects involving the timing of RIN royalty payments amounting to $10,951 as of October 31, 2021. As part of this agreement, the Company agree to pay the accrued and outstanding balance of royalty payments of $10,951 to the landfill owners and the landfill owner reimbursed the Company $6,253 as a reimbursement towards costs the Company previously incurred to purchase equipment at the landfill site. The Company recorded $4,740 as a reduction of the Property, plant and equipment which represents the net book value of the equipment and $1,513 as a reduction of Selling, general and administrative expenses in the consolidated statements of operations for the year ended December 31, 2021. In addition, a new gas rights agreement was negotiated which is not subordinated to any debt service and under which RIN royalty payments would be made on a monthly basis going forward. As part of the settlement, the Company and GFL Renewables LLC have also entered into a new 50/50 joint venture through the formation of Emerald RNG LLC and Sapphire RNG LLC and this joint venture is planning to convert an existing electric facility into an RNG facility and build a new RNG facility, respectively.

On June 26, 2020, Richmond Energy LLC (“Richmond”) declared a Force Majeure event under its Power Purchase Agreement with Old Dominion Electric Cooperative (“ODEC”), dated as of November 3, 2010 (the “PPA”). The Force Majeure declaration stated that inspections of its Old Dominion landfill gas-to-electric facility (the “OD Facility”) under a scheduled maintenance outage revealed extensive damage to the engine generator sets. Richmond is currently undertaking significant capital expenditures, in cooperation with the landfill owner, to prepare the OD Facility to restart during calendar year 2022. On January 7, 2022, Richmond received an invoice and associated correspondence from ODEC asserting aggregated liquidated damages under the PPA for calendar years 2020 and 2021, reflecting the cover value of renewable energy certificates that would have been generated in those years, in the amount of $467,320.74. Richmond and ODEC entered into a settlement agreement whereby Richmond would pay ODEC the specified damages for calendar years 2020 and 2021, as well as those to be assessed for calendar year 2022 (“Settlement Agreement”). On February 8, 2022, Richmond paid ODEC $467,320.74 pursuant to the Settlement Agreement; liquidated damages for calendar year 2022, if any, will be assessed by ODEC during the first quarter of 2023.

The Company is engaged in a dispute with a municipality relating to the proceeds from a Section 1603 Treasury grant. The municipality has filed a claim for one-half of the proceeds, plus interest. While it is not possible to determine the outcome at this time, the Company could be liable for an amount ranging from $0 to $1,500 in this proceeding.

Environmental Matters

The Company is subject to certain environmental laws and regulations. In March 2020, the Company received an enforcement letter from a governmental agency pertaining to emissions exceedances at one of the Company’s facilities. In May 2021, the Company settled the issues raised in the enforcement letter via consent decree. The settlement includes a penalty of $750 payable in three installments over two years and requires the Company to install a sulfur treatment system. In December 2021, the consent decree was formally entered by the court and the Company recorded $325 to accrued expenses and other current liabilities and $325 as a component of other long term liabilities in the consolidated balance sheet. The Company believes its other operations comply, in all material respects, with applicable environmental laws and regulations.

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